Exhibit 2.1

PURCHASE AGREEMENT

among

KEITH CHARETTE,

STEVEN GLASER,

THE KEITH R. CHARETTE DE INCOMPLETE – GIFT NON-GRANTOR TRUST,

THE COMPANIES IDENTIFIED HEREIN

and

DIGI INTERNATIONAL INC.

Dated as of November 1, 2021

Table of Contents

(Continued)

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Table of Contents

(Continued)

EXHIBITS

Exhibit A	–	Working Capital Example
Exhibit B	–	Form of R&W Insurance Policy
Exhibit C	–	Form of Escrow Agreement
Exhibit D-1	–	Purchase Price Allocation Principles
Exhibit D-2	–	Section 338(h)(10) Allocation Principles
Exhibit E	–	Form of Transaction Bonus Letter

Schedule I	–	Restrictive Covenant Parties

DISCLOSURE SCHEDULE

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made as of November 1, 2021, by and among Keith Charette (“Seller1”), Steven Glaser (“Seller2”), The Keith R. Charette DE Incomplete – Gift Non-Grantor Trust, a Delaware irrevocable trust (“Seller3” and collectively with Seller1 and Seller2, the “Sellers”), Ventus Networks, LLC, a Connecticut limited liability company (“Networks”), Ventus Holdings, LLC, a Delaware limited liability company (“Holdings”), Ventus IP Holdings, LLC, a Delaware limited liability company (“IP Holdings”), Ventus Wireless Services, Inc., a Delaware corporation (“Wireless”), Ventus Wireless CA, Inc., a California corporation (“CA Wireless”), VClipz, Inc., a Delaware corporation (“VClipz”, and, together with Networks, Holdings, IP Holdings, Wireless and CA Wireless, the “Companies” and each, individually, a “Company”), and Digi International Inc., a Delaware corporation (“Buyer”). Sellers, Buyer and the Companies are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Sellers collectively own, directly, 100% of the issued and outstanding equity interests in the Companies (collectively, such equity interests, the “Interests”);

WHEREAS, Sellers wish to sell, and Buyer wishes to purchase, the Interests on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Buyer’s willingness to enter into this Agreement, each Seller and each party identified on Schedule I is simultaneously entering into a restrictive covenant agreement with Buyer, to be effective as of the Closing (the “Restrictive Covenant Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the Parties agree as follows:

Article 1

Definitions; Interpretation

1.1            Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Accounting Principles” means GAAP as reflected in the accounting principles, methods and practices utilized in preparing the audited financial statements of the Companies at December 31, 2020, which principles, methods and practices, to the extent they differ from GAAP, are set forth in the notes to the audited financial statements of the Companies at December 31, 2020 prepared by Reynolds + Rowella, LLP.

“Action” means any complaint, demand, claim, charge, action, suit, arbitration, mediation, inquiry, hearing or proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any court or other Governmental Authority or arbitrator.

“Adjustment Escrow Account” means the separate account established by the Escrow Agent for the deposit and maintenance of the Adjustment Escrow Amount.

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“Adjustment Escrow Amount” has the meaning set forth in Section 2.3(b)(iii).

“ADP” means ADP TotalSource, Inc., ADP, LLC, and their respective subsidiaries and Affiliates.

“ADP Benefit Plans” means each (i) “employee benefit plan” (as defined in section 3(3) of ERISA) whether or not subject to ERISA, other than a “multiemployer plan” (as defined in section 3(37) of ERISA), and (ii) Contract, arrangement, custom or informal understanding providing for retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, equity or equity-based plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements, in each case, that is established or maintained by ADP for the benefit of any Employees.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with or is controlled by, such specified Person. The term “control” (including the terms “controlling”, “under common control with” and “controlled by”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of a majority of the outstanding voting securities, by contract or otherwise.

“Agreement” means this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended, restated or otherwise modified from time to time.

“Allocation” has the meaning set forth in Section 2.5.

“Associated Person” means, with respect to a Party, any of such Party’s former, current and future equityholders, controlling Persons, Representatives, managers, general or limited partners or assignees (or any former, current or future equity holder, controlling Person, Representative, manager, general or limited partner or assignee of any of the foregoing).

“Base Purchase Price” has the meaning set forth in Section 2.3(a)(i).

“Benefit Plans” means the Company Benefit Plans and the ADP Benefit Plans.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the States of New York or Minnesota are authorized or required by Law or other action of a Governmental Authority to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group Members” has the meaning set forth in Section 8.15.

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“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer Plans” has the meaning set forth in Section 6.2(c).

“Cash” means the aggregate amount of cash (including cash on hand and cash in bank accounts, but excluding restricted cash and security deposits), cash equivalents and freely marketable securities and instruments and deposits of the Companies and the Subsidiaries as of the Determination Time, determined in accordance with the Accounting Principles (as modified by this definition). For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts written or issued by the Companies and the Subsidiaries; provided, however, that Cash shall not be reduced by issued but uncleared checks and drafts written or issued to the extent such amounts are reflected as a current liability in the determination of Working Capital, Indebtedness or Sellers Transaction Expenses. For purposes of determining Cash, the Parties shall convert any amounts stated in currency other than Dollars into Dollars at the rate of exchange in effect as of the Determination Time as published on Oanda.com.

“CA Wireless” has the meaning set forth in the Preamble.

“Claim” has the meaning set forth in Section 7.4(a).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” means the closing of the sale and purchase of the Interests contemplated hereby.

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Statement” has the meaning set forth in Section 2.4(c).

“Code” means the United States Internal Revenue Code of 1986, as amended (including any successor Law thereto).

“Company” or “Companies” has the meaning set forth in the Preamble.

“Company Benefit Plans” means each (i) “employee benefit plan” (as defined in section 3(3) of ERISA) whether or not subject to ERISA, other than a “multiemployer plan” (as defined in section 3(37) of ERISA), and (ii) Contract, arrangement, custom or informal understanding providing for retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, equity or equity-based plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements, in each case, (x) for any current or former Company or Subsidiary employee, director, consultant or agent (or dependent or beneficiary of such person), (y) which any Company or Subsidiary contributes to, or (z) under or with respect to which any Company or any of the Subsidiaries has any liability, contingent or otherwise, other than the ADP Benefit Plans.

“Company Privacy Policies” means any (a)  public statements, representations, obligations, promises, or commitments relating to privacy, security, or processing of Personal Information, and (b) policies and obligations applicable to any of the Companies or the Subsidiaries relating to privacy, security, processing, use, access, protection, collection, storage, disposal, disclosure or transfer of Personal Information.

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“Confidentiality Agreement” means the confidentiality agreement, dated April 22, 2021, between Sellers and Buyer relating to the transactions contemplated hereby, as amended, restated or otherwise modified from time to time.

“Contamination” or “Contaminated” means the presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media at concentrations such that Response Action is legally required by any Governmental Authority under any Environmental Law with respect to such presence of Hazardous Substances.

“Continuing Employees” has the meaning set forth in Section 6.2(a).

“Contract” means any written or oral contract, note, bond, mortgage, indenture, lease, license or other agreement or arrangement.

“Data Room” means the online data room maintained by Sellers or their Affiliates through Datasite for purposes of the transactions contemplated hereby and by the Related Agreements, including any separate data room or folders marked “clean room,” in each case to the extent made available to Buyer or any of its Representatives.

“Deductible” has the meaning set forth in Section 7.3(a).

“Determination Time” means 12:01 a.m. (Eastern Time) on the Closing Date; provided, however, that, notwithstanding the foregoing, all effects arising from the consummation of the transactions contemplated hereby, including any effects of the Financing, will be disregarded for the purpose of making any determination as of the Determination Time.

“Disclosure Schedule” means the Disclosure Schedule delivered by Sellers and the Companies to Buyer on the date hereof.

“Disputed Item” has the meaning set forth in Section 2.4(e).

“Dollar” or “$” means the lawful currency of the United States of America.

“Employee” means each employee of any of the Companies or any of the Subsidiaries (including individuals considered to be co-employed by ADP and any of the Companies or any of the Subsidiaries).

“Enforceability Exceptions” means principles of equity and bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally.

“Environmental Claim” means any administrative or judicial Action, order, or written notice by or from any Governmental Authority or any other Person alleging liabilities or obligations under Environmental Laws, including any liability arising out of the Release of or exposure to any Hazardous Substance or the failure to comply with any Environmental Law or any approval or authorization issued thereunder.

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“Environmental Law” means all applicable Laws imposing standards of conduct concerning the protection, pollution or regulation of any part of the natural environment, or pertaining to the protection, pollution or regulation of natural resources, the environment or public or human health, including all those relating to human health and safety and the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any Hazardous Substances or wastes, as such of the foregoing are in effect on or prior to the Closing Date, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means US Bank National Association.

“Escrow Agreement” means an escrow agreement, in the form attached hereto as Exhibit C.

“Estimated Cash” has the meaning set forth in Section 2.4(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Taxes Payable” has the meaning set forth in Section 2.4(a).

“Estimated Unpaid Sellers Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital Overage” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital Underage” has the meaning set forth in Section 2.4(a).

“Executory Contract” means a Contract that has any obligation on the part of any party thereto remaining unperformed under such Contract.

“Final Cash” has the meaning set forth in Section 2.4(e).

“Final Closing Date Statement” has the meaning set forth in Section 2.4(e).

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“Final Indebtedness” has the meaning set forth in Section 2.4(e).

“Final Purchase Price” has the meaning set forth in Section 2.4(b).

“Final Unpaid Sellers Transaction Expenses” has the meaning set forth in Section 2.4(e).

“Final Working Capital” means the final determination of Working Capital as reflected in the Final Closing Date Statement in accordance with Section 2.4(e).

“Final Working Capital Overage” has the meaning set forth in Section 2.4(e).

“Final Working Capital Underage” has the meaning set forth in Section 2.4(e).

“Financial Statements” means the following:

(a)            the audited consolidated balance sheets of the Companies and Subsidiaries as of December 31, 2018, December 31, 2019 and December 31, 2020, and the related income statement and statement of cash flows of the Companies and Subsidiaries for each of the fiscal years then ended, each of which are included in the Disclosure Schedule; and

(b)            the unaudited consolidated balance sheet of the Companies and Subsidiaries as of August 31, 2021 of the Companies and Subsidiaries for the eight-month period then ended, which is included in the Disclosure Schedule.

“Financing” means the debt financing incurred by Buyer in connection with the transactions contemplated by this Agreement.

“Financing Sources” means the Persons that have committed to provide or arrange and have entered into agreements in connection with the Financing or alternative debt financings in connection with the transactions contemplated hereby.

“Fraud” means the making of a representation or warranty expressly made by a Party in this Agreement or a Related Agreement, in each case, to the extent applicable, qualified by the Disclosure Schedule, that (a) was false when made; (b) was made with the actual knowledge (as opposed to imputed or constructive knowledge) of the Party making it that such representation or warranty was false when made, with such Party making such representation or warranty with the intention of deceiving another Party; and (c) was reasonably relied upon by such other Party, which reliance caused such relying Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” shall not include common law fraud, equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Fundamental Representations” means (a) with respect to Sellers and the Companies, the representations and warranties set forth in Section 3.1 (Due Organization; Ownership of Interests), Section 3.2 (Due Authorization), Section 3.4 (Brokers and Finders), Section 4.1 (Due Organization; Capitalization; Subsidiaries), Section 4.2 (Due Authorization), Section 4.11 (Taxes), Section 4.16 (Brokers and Finders), and (b) with respect to Buyer, the representations and warranties set forth in Section 5.1 (Due Organization), Section 5.2 (Due Authorization) and Section 5.8 (Brokers and Finders).

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“Funds Allocation” has the meaning set forth in Section 2.4(a).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its certificate of limited partnership and limited partnership agreement, and the “Governing Documents” of a limited liability company are its certificate of formation and limited liability company agreement or operating agreement.

“Government Official” means any (a) officer, employee, or agent of any Governmental Authority, (b) officer of a political party or a candidate for public office, or (c) officer, employee, or agent of a “public international organization,” such as the World Bank, United Nations or International Red Cross.

“Governmental Authority” means any federal, state, local or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, federal, state or local or otherwise.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, decision, settlement, ruling or award, in each case, entered by, with or under the supervision of any Governmental Authority.

“Hazardous Substance” means all chemicals, pesticides, pollutants, contaminants, wastes, toxic or hazardous materials or other substances for which liabilities or standards of conduct may be imposed under any Environmental Law, and shall include any petroleum products or byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, greenhouse gases, lead or lead-based paints, radon, fungus, mold, mycotoxins, noise, odors, radiation and urea formaldehyde insulation.

“Holdings” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts or gross or net income (including any Tax in the nature of minimum taxes, tax preference items, and alternative minimum taxes) and including any liability arising pursuant to the application of Section 1.1502-6 of the Treasury Regulations or analogous or similar state, local or foreign Laws.

“Income Tax Return” means a Tax Return for Income Taxes, including IRS Form 1065 (U.S. Return for Partnership Income), and similar or equivalent state and local Tax Returns.

“Indebtedness” means, as of any particular time with respect to the Companies and the Subsidiaries, without duplication, any liability (including the unpaid principal amount of, and accrued interest on any such liabilities) consisting of (a) all indebtedness for borrowed money (whether or not evidenced by a note, bond, debenture or other security or similar instrument), including any prepayment penalties or premium, make-whole payments, indemnities, breakage costs (including breakage fees payable on termination of the arrangements), fees and other costs and expenses associated with the repayment of any such indebtedness, (b) reimbursement obligations under all letters of credit solely to the extent drawn upon, (c) all obligations of the Companies and the Subsidiaries under leases required in accordance with the Accounting Principles to be capitalized, (d) all obligations to pay the deferred purchase price of property or services (other than trade payables and accruals incurred in the ordinary course of business), (e) liabilities secured by a Lien, other than a Permitted Lien, (f) deposits payable or deferred revenue for which cash has been received more than 35 days in advance of the applicable date on which “Indebtedness” is being determined, (g) the net liability in respect of any interest rate, currency or other hedging agreements, (h) liabilities for employee bonuses, incentives, commissions, severance or similar obligations (other than as included in Sellers Transaction Expenses), in each case whether recorded or unrecorded, (i) unpaid fees due to managers or directors of the Companies or Subsidiaries, (j) liabilities for customer credits described on Schedule 1.1(a), and (k) all guarantees provided by the Companies and the Subsidiaries in respect of the indebtedness or obligations referred to in clauses (a) through (j). Notwithstanding the foregoing, “Indebtedness” shall not include any obligation in respect of (i) letters of credit to the extent not drawn upon, (ii) surety bonds and performance bonds, (iii) leases that are not required in accordance with the Accounting Principles to be capitalized, (iv) intercompany indebtedness and other balances between or among the Companies and the Subsidiaries, (v) any amounts that constitute Sellers Transaction Expenses, Taxes Payable or are reflected in Working Capital or (vi) the Financing or any other indebtedness incurred by or at the direction of Buyer.

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“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(b).

“Indemnity Escrow Account” means the separate account established by the Escrow Agent for the deposit and maintenance of the Indemnity Escrow Amount.

“Indemnity Escrow Amount” has the meaning set forth in Section 2.3(b)(iii).

“Initial Purchase Price” has the meaning set forth in Section 2.3(a).

“Insurance Policies” has the meaning set forth in Section 4.8.

“Intellectual Property Rights” means any and all proprietary, industrial and intellectual property rights, whether protected, created, or arising under the statutory or common Law of any jurisdiction anywhere in the world or rights under international treaties, including: (a) all patents, patent applications, patent disclosures, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, and all goodwill, applications, registrations and renewals in connection therewith, (c) all copyrights, moral rights, database rights, other rights in works of authorship, and all applications, registrations and renewals in connection therewith and (d) all trade secrets and confidential business information (including research and development, know-how, compositions, manufacturing and production processes, technical data, designs, specifications and business and marketing plans and proposals), whether or not patentable.

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“Interests” has the meaning set forth in the Recitals.

“IP Holdings” has the meaning set forth in the Preamble.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 4.6(f).

“Knowledge of the Companies” means the actual knowledge of Keith Charette, Steven Glaser, Ron Riva or Tina Iverson, in each case after reasonable inquiry.

“Latest Balance Sheet” means the most recent balance sheet included in the Financial Statements.

“Law” means any laws, statutes, orders, rules, regulations and ordinances of Governmental Authorities, including common law, and judgments, decisions, rulings or orders entered by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.15(a).

“Lien” means any lien, encumbrance, mortgage, charge, claim, restriction, pledge, security interest, title defect, easement, right of way, hypothecation, conditional sale or title retention agreement, covenant or encroachment.

“Loss” means any loss, liability, claim, damage, cost, expense, interest, award, judgment, penalty or Tax, including all reasonable fees and expenses incurred in connection with any of the foregoing, but excluding, in each case, punitive damages except to the extent incurred as a result of a third party claim.

“Material Adverse Effect” means any fact, change, event, occurrence, circumstance, condition or development that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise), assets, liabilities or results of operations of the Companies or the Subsidiaries or (b) the ability of the Sellers or the Companies to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following (and no effect to the extent directly arising out of or resulting from any of the following) shall, either alone or in combination, constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in general economic, business, political, industry, trade or credit, financial or capital market conditions (whether in the United States or internationally), including any conditions affecting generally the industries or markets in which the Companies and the Subsidiaries operate; (ii) earthquakes, tornados, hurricanes, floods, acts of God and other force majeure events; (iii) any Public Health Event; (iv) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (v) any changes in Law or GAAP, including the interpretations thereof by Governmental Authorities; (vi) the taking of any action required by this Agreement or the Related Agreements, (vii) the public announcement of this Agreement; (viii) the breach of this Agreement, any Related Agreement or the Confidentiality Agreement by Buyer; and (ix) the failure by the Companies or the Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (but not, for the avoidance of doubt, the underlying causes of such failure); except in the cases of the facts, changes, events, occurrences, circumstances or developments described in clauses (i), (ii), (iii), (iv), or (v) above, to the extent such matters have a disproportionate impact on the Companies or the Subsidiaries compared to others in the industries or markets in which they operate.

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“Material Contracts” has the meaning set forth in Section 4.7(a).

“Mayer Brown” means Mayer Brown LLP and its associated legal practices that are separate entities, including Mayer Brown International LLP, Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados.

“Networks” has the meaning set forth in the Preamble.

“Objection Notice” has the meaning set forth in Section 2.4(e).

“Open Source Software” means Software or similar subject matter conditioned on acceptance of (a) a non-negotiable license agreement such as the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) and other licenses approved as open source licenses by the Open Source Initiative; (b) any license to software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, (c) any reciprocal license, in each case whether or not source code is available or included in such license, or (d) any other license commonly referred to as an open source, free software, copyleft or community source code license.

“Owned Intellectual Property” means any Intellectual Property Rights owned or purported to be owned by the Companies or any of the Subsidiaries.

“Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Pass-Through Tax Return” means any Income Tax Return filed by or with respect to any of the Companies or any of the Subsidiaries to the extent that (a) any Company or any of the Subsidiaries is treated as a pass-through entity (including a disregarded entity) for purposes of such Tax Return and (b) the items of income, gain, loss, and deduction reflected on such Tax Return are also reflected on the Tax Returns of the Sellers or the direct or indirect (if any) owners of any Seller.

“Pending Claims” has the meaning set forth in Section 7.6(b)(i).

“Permits” has the meaning set forth in Section 4.13(b).

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“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising or incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith; (c) Liens of lessors and licensors expressly specified in lease agreements or license agreements; (d) any restriction on transfer arising under any applicable securities laws applicable to securities generally; (e) licenses of Intellectual Property Rights granted in the ordinary course of business; (f) Liens imposed in connection with the Financing; (g) Liens that affect the underlying fee interest of any Leased Real Property that do not interfere with the conduct of the business operated by the Companies or Subsidiaries; (h) all matters of record, including survey exceptions, reciprocal easement agreements and other encumbrances on title to real property in each case, that affect the underlying fee interest of any Leased Real Property and do not materially interfere with the conduct of the business operated by the Companies or Subsidiaries; (i) all applicable zoning, entitlement, building, conservation restrictions and other land use and environmental regulations in each case, that affect the underlying fee interest of any Leased Real Property and do not materially interfere with the conduct of the business operated by the Companies or Subsidiaries; (j) Liens arising under or created by this Agreement or any of the Related Agreements; and (k) Liens set forth in Schedule 1.1(b) of the Disclosure Schedule.

“Person” means an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other entity of any kind.

“Personal Information” means information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual, device, or household.

“Pre-Closing Period” means any Taxable period ending on or before the Closing Date. The Pre-Closing Period shall include the Closing Date, notwithstanding the Determination Time.

“Pre-Closing Statement” has the meaning set forth in Section 2.4(a).

“Privacy Requirements” means applicable Laws, industry requirements, and Contracts relating to the protection, collection, access, use, storage, disposal, disclosure, transfer or processing of Personal Information that may be applicable to any of the Companies or the Subsidiaries, including (a) the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act and other state privacy Laws, U.S. state data security and breach notification Laws, the European Union General Data Protection Regulation (EU) 2016/679 and its predecessor European Union Directive 95/46/EC, and the individual data protection Laws of European or other foreign nations; (b) each Contract relating to the processing, protection, collection, access, use, storage, disposal, disclosure or transfer of Personal Information applicable to any of the Companies or the Subsidiaries; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard (“PCI-DSS”).

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“Privileged Communications” means, at any time, any and all privileged communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of Sellers, the Companies, the Subsidiaries or any of their respective Associated Persons, on the one hand, and any legal counsel (including Mayer Brown) representing Sellers, the Companies, the Subsidiaries, or any of their respective Associated Persons, on the other hand, relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated herein or any other potential sale or transfer of control transaction involving the Companies and the Subsidiaries.

“Public Health Event” means any new disease outbreak, epidemic, pandemic or plague, regardless of stage, or material worsening or escalation of the COVID-19 coronavirus.

“Purchase Price” has the meaning set forth in Section 2.3(b).

“Purchase Price Allocation Principles” has the meaning set forth in Section 2.5.

“R&W Insurance Policy” means that certain buyer-side representation and warranty insurance policy subject to the binder agreement with the R&W Insurer as of the date hereof, Policy # ET111-003-183, naming Buyer as a named insured.

“R&W Insurer” means Euclid Transactional, LLC and any successor thereof under the R&W Insurance Policy.

“Real Property Leases” has the meaning set forth in Section 4.15(a).

“Referral Firm” has the meaning set forth in Section 2.4(h).

“Registered Intellectual Property” has the meaning set forth in Section 4.6(a).

“Related Agreement” means the Confidentiality Agreement, the Escrow Agreement, the Restrictive Covenant Agreements and the certificates required to be delivered pursuant to Section 2.2(b). The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Release” means any spilling, emitting, emptying, escaping, pouring, leaking, pumping, migrating, injecting, disposal, dumping, discharging or leaching into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Release Date” has the meaning set forth in Section 7.6(b)(i).

“Releasee” or “Releasees” has the meaning set forth in Section 6.7.

“Releasing Parties” has the meaning set forth in Section 6.7.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, attorneys, accountants and other advisors.

“Response Action” means any action taken to investigate, abate, remediate, report, remove or mitigate any Release of Hazardous Substances, including any action that would be a response as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601(25).

“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.

“Section 338(h)(10) Allocation Schedule” has the meaning set forth in Section 6.5(j)(i).

“Section 338(h)(10) Election” has the meaning set forth in Section 6.5(j).

“Section 338(h)(10) Election Forms” has the meaning set forth in Section 6.5(j).

“Securities Act” means the Securities Act of 1933.

“Security Incident” means unauthorized acquisition, use, or access of unencrypted Personal Information or any incident that may require notification to any Person, Governmental Authority, or any other entity under Privacy Requirements.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(c).

“Seller1” has the meaning set forth in the Preamble.

“Seller2” has the meaning set forth in the Preamble.

“Seller3” has the meaning set forth in the Preamble.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Group Members” has the meaning set forth in Section 8.15.

“Sellers Transaction Expenses” means (a) all out of pocket transaction fees and expenses incurred or payable by Sellers, the Companies or any of the Subsidiaries in respect of this Agreement and the transactions contemplated hereby, including those of all attorneys, accountants, actuaries, consultants, investment bankers, financial advisors, experts or other professionals engaged by or on behalf of Sellers, the Companies or any of the Subsidiaries, in each case, in respect of this Agreement and the transactions contemplated hereby; and (b) bonuses, retention payments and other change-of-control payments to be made to employees by the Companies or any of the Subsidiaries in connection with this Agreement and the transactions contemplated hereby, (c) 50% of the filing fees and any other required fees under the HSR Act, (d) 50% of the fees of the Escrow Agent, (e) 50% of the premiums, fees and taxes incurred by Buyer in connection with obtaining the R&W Insurance Policy. For the avoidance of doubt, Sellers Transaction Expenses shall include all amounts payable pursuant to Section 2.3(b)(i). Notwithstanding anything to the contrary herein, “Sellers Transaction Expenses” shall exclude any costs, fees and expenses (i) not specifically set forth above related to or incurred in connection with the Financing by or on behalf of Buyer; or (ii) to the extent incurred by or at the explicit direction of Buyer in a signed writing for the transactions contemplated by this Agreement and the Related Agreements.

“Significant Customer” has the meaning set forth in Section 4.19.

“Significant Vendor” has the meaning set forth in Section 4.19.

“Software” means computer programs and other software, including any and all software implementations or algorithms, assemblers, applets, compilers, firmware, interfaces, applications, utilities, development tools, diagnostics, data, databases and embedded systems, whether in source code, intermediate/byte code, executable code, interpreted code or object code form, and any documentation relating to the foregoing.

“Specified Courts” has the meaning set forth in Section 8.9.

“Specified State Taxes” means any Taxes assessed or imposed by, or payable to, any United States state, county, city, or other local Governmental Authority.

“Straddle Period” means any Taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Return” has the meaning set forth in Section 6.5(c).

“Subsidiaries” means each of the Companies’ direct and indirect subsidiaries.

“Target Working Capital” means four million four hundred thousand Dollars ($4,400,000).

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (a) any United States federal, state or local or non-United States net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital stock, withholding, payroll, estimated, employment, disability, excise, telecommunications or communications, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, escheat or unclaimed property obligations, fees, levies or other assessments imposed by any Governmental Authority, including any interest, penalties or additions to tax incurred with respect to the foregoing; (b) any liability for the payment of the foregoing as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (c) any liability for the payment of the foregoing as a result of transferee or successor liability by Contract, operation of Law or otherwise.

“Tax Contest” means any Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of any Company or Subsidiary in respect of a Pre-Closing Period or Straddle Period.

“Tax Returns” means any report, declaration, claim for refund, return (including any information return), declaration or other filing required or permitted to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Taxes Payable” means the aggregate amount of all Taxes that are liabilities of and payable by the Companies and the Subsidiaries with respect to any taxable period or portion thereof ending on or prior to the Closing Date that remain unpaid as of the Closing (and all Company payroll Taxes arising as a result of the transactions contemplated by this Agreement, whether before, on or after the Closing Date, and any and all payroll Taxes deferred pursuant to the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act or federal executive order). Taxes Payable (a) shall exclude any Specified State Taxes, (b) may not be less than zero, (c) shall exclude Tax receivables (and there shall be no netting or offsetting of refunds or credits against Taxes Payable; provided, however, for the avoidance of doubt, Taxes Payable shall reflect any advance payments of Taxes or payments of estimated Taxes), and (d) shall be calculated on a jurisdiction-by-jurisdiction basis. For the avoidance of doubt, Taxes Payable shall not include any amounts taken into account in the calculations of Indebtedness, Working Capital, Seller Transaction Expenses or the Transaction Bonus Pool.

“Third Party Claim” has the meaning set forth in Section 7.4(b).

“Third Party Notice” has the meaning set forth in Section 7.4(b).

“Transaction Bonus Letters” has the meaning set forth in Section 2.6.

“Transaction Bonus Pool” has the meaning set forth in Section 2.3(b)(iv).

“Transfer Taxes” has the meaning set forth in Section 6.5(e).

“Unpaid Sellers Transaction Expenses” means the amount of any Sellers Transaction Expenses incurred on or prior to the Closing that is not paid on or prior to the Closing Date and which remains an obligation of the Companies or the Subsidiaries.

“Unpaid Taxes Shortfall” has the meaning set forth in Section 6.5(d).

“Unpaid Taxes Surplus” has the meaning set forth in Section 6.5(d).

“VClipz” has the meaning set forth in the Preamble.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Wireless” has the meaning set forth in the Preamble.

“Working Capital” means the difference between (a) all current assets of the Companies and the Subsidiaries minus (b) all current liabilities of the Companies and the Subsidiaries, in each case, calculated as of the Determination Time in accordance with the Accounting Principles, and including only those line items that are included in (and excluding any line items specifically excluded from), the example calculation of Working Capital set forth on Exhibit A (Working Capital Example); provided, however, that in no event will the determination of “Working Capital” include (i) Cash of the Companies and the Subsidiaries, (ii) Tax assets or liabilities of the Companies and the Subsidiaries, (iii) any intercompany indebtedness and other balances between or among the Companies and the Subsidiaries, (iv) Indebtedness, Sellers Transaction Expenses, Taxes Payable, or Specified State Taxes, or (v) any purchase accounting adjustments or current assets or current liabilities that result from the transactions contemplated by this Agreement, including those arising from Accounting Standards Codification section 805 (i.e., Business Combinations). For purposes of this definition, including the calculation of “current assets” and “current liabilities,” the Parties shall convert any amounts stated in currency other than Dollars into Dollars at the rate of exchange set forth on Exhibit A attached hereto. An illustrative calculation of Working Capital on the date of the Latest Balance Sheet is set forth on Exhibit A attached hereto (the “Working Capital Example”).

“Working Capital Overage” shall exist when Working Capital exceeds Target Working Capital by more than $100,000 and, in such case, shall be equal to the total amount by which Working Capital exceeds Target Working Capital. The Working Capital Overage will be zero if Working Capital exceeds Target Working Capital by $100,000 or less.

“Working Capital Underage” shall exist when Target Working Capital exceeds Working Capital by more than $100,000 and, in such case, shall be equal to the total amount by which Target Working Capital exceeds Working Capital. The Working Capital Underage will be zero if Target Working Capital exceeds Working Capital by $100,000 or less.

1.2            Interpretation.

(a)            The table of contents and the headings of the Articles, Sections and subsections included in this Agreement and the various headings of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement, the Disclosure Schedule or any Exhibits hereto. Unless the context otherwise requires, references in this Agreement to: (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the Section or Subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions); (iv) any Person shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities; and (v) any statute or other Law of the United States or other jurisdiction (whether federal, state or local) shall be deemed references to all rules and regulations promulgated thereunder. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement.

(b)            The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “or” shall not be exclusive.

(c)            Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement.

(d)            Any Contract, document, list or other item shall be deemed to have been “provided” or “made available” to Buyer for all purposes of this Agreement if such Contract, document, list or other item was posted in the Data Room, in each case not later than two (2) Business Days prior to the date hereof.

(e)            The Parties acknowledge and agree that, to the extent the terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Article 2

Purchase and Sale

2.1            Purchase and Sale of the Interests. At the Closing, Sellers shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase, acquire and accept delivery from Sellers, all rights, title and interests in and to all of the Interests, in each case free and clear of all Liens (other than restrictions imposed by securities Laws applicable to securities generally), for the consideration specified in Section 2.3.

2.2            Closing.

(a)            Subject to the following sentence, the Closing shall take place by electronic or other similar exchange of all documents, signatures and other deliverables necessary for Closing at 10:00am Eastern time on the hereof. Once the Closing occurs, the Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (Eastern Time) on the Closing Date. Except as otherwise set forth herein, all actions to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no actions will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The date on which the Closing occurs in accordance with this Section 2.2(a) is referred to in this Agreement as the “Closing Date.”

(b)            At or prior to the Closing, Sellers shall deliver the following to Buyer:

(i)            all certificates representing any of the Interests that are certificated and duly executed instruments of transfer for all of the Interests in favor of Buyer, in forms reasonably satisfactory to Buyer;

(ii)           a validly executed IRS Form W-9 from each Seller, dated as of the Closing Date;

(iii)         a good standing certificate (or equivalent document) for each Company and each Subsidiary from the Secretary of State of the jurisdiction of its organization, in each case, dated within ten (10) days prior to the Closing;

(iv)         certificates, dated as of the Closing Date, of the Secretary or corollary executive officer of each Company and each Subsidiary certifying that complete and correct copies of (A) all of such Company’s and each Subsidiary’s Governing Documents are attached thereto and (B) in respect of each Company, that complete and correct copies of resolutions adopted by the equityholders, directors or managers, as applicable, of such Company authorizing the execution, delivery and performance of this Agreement and the applicable Related Agreements are attached thereto and, in each case, that such Governing Documents and resolutions have not been modified in any respect and remain in full force and effect as of the Closing Date;

(v)          a copy of the Escrow Agreement, duly executed by each Seller and the Escrow Agent;

(vi)         evidence, in form and substance reasonably satisfactory to Buyer, of the release of all Liens on the assets and equity of each Company and each Subsidiary, other than Permitted Liens and Liens referenced in the payoff letters from the applicable creditor evidencing the aggregate amount of Indebtedness and an agreement that, if such aggregate amount so identified is paid in accordance with such payoff letters on the Closing Date, such Indebtedness shall be repaid in full and that all Liens shall be released;

(vii)        written resignations, in form and substance reasonably acceptable to Buyer, from each of the Persons identified on Schedule 2.2(b)(vii) of the Disclosure Schedule;

(viii)       evidence, reasonably satisfactory to Buyer, of the termination of each of the Contracts and Benefit Plans identified on Schedule 2.2(b)(viii) of the Disclosure Schedule;

(ix)          duly executed Section 338(h)(10) Forms from each applicable Seller;

(x)           a certificate, dated as of the Closing Date, of Sellers certifying that (A) the recipient of, and amount reflected in, each Transaction Bonus Letter is consistent in all respects with Schedule 2.6 of the Disclosure Schedule and (B) that each Transaction Bonus Letter is in the form attached as Exhibit E; and

(xi)          an electronic copy of the full contents of the Data Room as of the Closing.

(c)            At or prior to the Closing, Buyer shall deliver the following to Sellers:

(i)            the Initial Purchase Price in accordance with Section 2.3(b); and

(ii)           a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

2.3            Payment of Initial Purchase Price.

(a)            For purposes of this Agreement, the “Initial Purchase Price” will be an aggregate amount equal to:

(i)            Three hundred and forty seven million six hundred thousand dollars ($347,600,000) (the “Base Purchase Price”);

(ii)           plus, Estimated Cash;

(iii)          plus, the Estimated Working Capital Overage (if any);

(iv)          minus, the Estimated Working Capital Underage (if any);

(v)           minus, an amount equal to the Estimated Taxes Payable;

(vi)          minus, Estimated Indebtedness; and

(vii)         minus, Estimated Unpaid Sellers Transaction Expenses.

(b)            The Initial Purchase Price shall be set forth on the Pre-Closing Statement and be subject to adjustment as provided in Section 2.4. The Initial Purchase Price, as adjusted pursuant to Section 2.4 hereof, is referred to herein as the “Purchase Price.” At the Closing, Buyer shall pay the following amounts by wire transfer of immediately available funds:

(i)            to each Person entitled to any Sellers Transaction Expenses, the amount of Sellers Transaction Expenses payable to such Person in accordance with invoices provided by Sellers with respect to such Sellers Transaction Expenses; provided, however, that the amount of any transaction bonuses or similar compensatory payments that constitute Sellers Transaction Expenses shall be paid to an account of each of the Companies for further payment (which Buyer will cause the applicable Company to make) to the recipients of such payments through each of the Companies’ regular payroll system, subject to any applicable withholding;

(ii)           to each Person entitled to any payments in respect of Indebtedness for borrowed money, the amount reflected therefor in payoff letters provided by Sellers with respect to such Indebtedness;

(iii)          to the Escrow Agent, an amount of cash equal to one million seven hundred and thirty-eight thousand Dollars ($1,738,000) (the “Indemnity Escrow Amount”) plus one million Dollars ($1,000,000) (the “Adjustment Escrow Amount”) to the accounts specified in the Pre-Closing Statement;

(iv)          to the Escrow Agent, an amount equal to eight million Dollars ($8,000,000) (the “Transaction Bonus Pool”), from proceeds otherwise payable in respect of the Interests held by Keith Charette, to the account specified in the Pre-Closing Statement; and

(v)           the balance of the Initial Purchase Price, after taking into account the payments set forth in clauses (iii) and (iv) of this Section 2.3(b), to the applicable accounts and in the amounts specified for each Seller in the Funds Allocation.

Each of the foregoing payments by Buyer set forth in Section 2.3(b)(i) and (ii) will be considered payments on behalf of the Companies and in respect of obligations and liabilities of the Companies or the applicable Subsidiaries. Each of the foregoing payments shall be made by wire transfer of immediately available funds to such account or accounts as are indicated by Sellers in the Pre-Closing Statement.

2.4            Purchase Price Adjustment.

(a)            The Sellers and the Companies have delivered to Buyer a certificate (the “Pre-Closing Statement”), executed by the Companies, setting forth (i) an estimated consolidated balance sheet for the Companies and the Subsidiaries as of immediately prior to the Determination Time, (ii) their good faith estimates, prepared in accordance with the Accounting Principles (as modified by this Agreement, including the Working Capital Example), of (A) Cash as of the Determination Time (the “Estimated Cash”), (B) Indebtedness as of the Determination Time (the “Estimated Indebtedness”), (C) Working Capital as of the Determination Time (the “Estimated Working Capital”), (D) Working Capital Overage or Working Capital Underage, as applicable, as of the Determination Time (the “Estimated Working Capital Overage” and the “Estimated Working Capital Underage” respectively), (E) Taxes Payable (the “Estimated Taxes Payable”), (F) Unpaid Sellers Transaction Expenses (the “Estimated Unpaid Sellers Transaction Expenses”), and (G) the Initial Purchase Price calculated in accordance with Section 2.3(a), and (iii) the amounts due to each payee and wire transfer instructions for each of the payments required by Section 2.3(b)(i) through (iii) and (iv) the amounts due to, and wire instructions for, each Seller in respect of such Sellers’ respective Interests in accordance with such calculations (the “Funds Allocation”). Buyer shall be entitled, without any duty of inquiry or investigation, to rely on and make payments in accordance with the Funds Allocation.

(b)            Subsequent to the Closing and subject to Section 2.4(c) and Section 2.4(g), the Initial Purchase Price shall be:

(i)            increased by the amount (if any) by which Final Cash exceeds Estimated Cash, or decreased by the amount (if any) by which Estimated Cash exceeds the Final Cash;

(ii)           increased by the Final Working Capital Overage (if any), or decreased by the Final Working Capital Underage (if any);

(iii)          increased by the amount (if any) by which Estimated Indebtedness exceeds the Final Indebtedness, or decreased by the amount (if any) by which Final Indebtedness exceeds Estimated Indebtedness; and

(iv)          increased by the amount (if any) by which Estimated Unpaid Sellers Transaction Expenses exceeds the Final Unpaid Sellers Transaction Expenses, or decreased by the amount (if any) by which Final Unpaid Sellers Transaction Expenses exceeds Estimated Unpaid Sellers Transaction Expenses.

The Initial Purchase Price, as so increased or decreased in accordance with this Section 2.4(b), shall be the “Final Purchase Price” hereunder.

(c)            As soon as reasonably practicable, but not later than one hundred twenty (120) calendar days after the Closing Date, Buyer shall (i) prepare a statement of the calculation of Cash, Indebtedness, Working Capital and Working Capital Overage/Working Capital Underage, in each case as of the Determination Time, together with reasonably detailed calculations of Unpaid Sellers Transaction Expenses and the Final Purchase Price based on the foregoing and Estimated Taxes Payable (the “Closing Date Statement”), and (ii) deliver the Closing Date Statement to Sellers. The Closing Date Statement shall be prepared in good faith on a basis consistent with the Accounting Principles (as modified by this Agreement, including the Working Capital Example), and shall include a reasonably detailed reconciliation of any differences between the calculations set forth in the Pre-Closing Statement and the Closing Date Statement, together with reasonably detailed supporting materials used in the preparation of the Closing Date Statement. The Parties agree that (A) in determining the Final Working Capital and the related purchase price adjustment contemplated by this Section 2.4, the purpose is to measure changes in Working Capital, and such process is not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, assumptions, conventions, categorizations, definitions, techniques (including in respect of management’s exercise of judgment), classifications or estimation methodologies different than the Accounting Principles (as modified by this Agreement, including the Working Capital Example); (B) no new class or classes of liabilities, asset reserves, or valuation allowances shall be introduced in the preparation of the Closing Date Statement; (C) there shall be no additional provision or accrual or increase in any existing provision or accrual included in the Closing Date Statement except to the extent of any of Buyer’s adjustments of amounts set forth in the Pre-Closing Statement that it believes, reasonably and in good faith, (1) were not calculated in accordance with this Agreement (including its relevant defined terms) or (2) contained manifest mathematical error; (D) the Closing Date Statement shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement or the Related Agreements and shall not be impacted by any action of Buyer, the Companies, any of the Subsidiaries or any of their respective Affiliates after the Closing; and (E) the calculations of Working Capital shall only include the same line items included in the example calculation set forth in Exhibit A (Working Capital Example) attached hereto. If Buyer fails to deliver the Closing Date Statement to Sellers within the one hundred twenty (120) calendar day period contemplated by the first sentence of this Section 2.4(c), then Buyer and Sellers shall retain (and shall split the expenses for retaining, 50/50) the Referral Firm to provide an audit of or otherwise review the books of the Companies, to review the calculation of the Pre-Closing Statement and make any adjustments necessary thereto consistent with this Section 2.4(c).

(d)            In connection with the review of the Closing Date Statement by Sellers, Buyer shall provide Sellers and their Representatives with prompt and reasonable access, during normal business hours, to the books and records, personnel, and Representatives of the Companies related to Buyer’s preparation of the Closing Date Statement. Furthermore, Sellers shall have the right to review the work papers of Buyer underlying or utilized in preparing the Closing Date Statement and the calculation of the Final Purchase Price; provided, however, that the independent accountants of the Companies, if any, shall not be obligated to make any such work papers available to Sellers unless and until Sellers have signed a customary confidentiality and hold harmless agreement relating to such access to such work papers in form and substance reasonably acceptable to such independent accountants. Sellers may make inquiries of Buyer, the Companies and their respective accountants regarding questions concerning, or disagreements with, the Closing Date Statement arising in their review thereof, and Buyer shall, and shall use commercially reasonable efforts to cause any such accountants to, cooperate with and respond to such inquiries.

(e)            Within thirty (30) calendar days after receipt of the Closing Date Statement, Sellers shall inform Buyer in writing either (i) that the Closing Date Statement is acceptable or (ii) of any good faith objection to the Closing Date Statement, setting forth in reasonable detail the basis for such objection and the specific adjustment to amounts, determinations and calculations set forth on the Closing Date Statement that Sellers believe should be made (an “Objection Notice”). The deadline for an Objection Notice shall be extended in the case of any undue delay by Buyer in providing Sellers access to the books and records, personnel, and Representatives of the Companies pursuant to Section 2.4(d) for each day that the Buyer delays in providing Sellers such access. Any amount, determination or calculation (or any component thereof) contained in the Closing Date Statement and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. If Sellers do not timely deliver an Objection Notice with respect to the Closing Date Statement within such thirty (30) calendar day period, the Closing Date Statement will be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such thirty (30) calendar day period, Buyer and Sellers shall negotiate in good faith to resolve each dispute raised therein (each, a “Disputed Item”) and any written resolution by them as to any such Disputed Item shall be final, conclusive and binding. If Buyer and Sellers, notwithstanding such good faith efforts, fail to resolve any Disputed Item within thirty (30) calendar days after Sellers timely deliver an Objection Notice, then Buyer and Sellers shall jointly engage the Referral Firm to resolve only any remaining Disputed Items as soon as practicable thereafter (but in any event, within thirty (30) calendar days after engagement of the Referral Firm or such longer period as the Referral Firm may reasonably require), which resolution must be in writing and set forth in reasonable detail the basis therefor. All Disputed Items that are resolved between the Parties in writing or are determined by the Referral Firm will be final, conclusive and binding on the Parties, absent manifest error. Upon the agreement of the Parties with respect to all Disputed Items, the decision of the Referral Firm with respect to all Disputed Items or Sellers’ failure to deliver an Objection Notice to Buyer within the thirty (30) calendar day period as provided in Section 2.4(d), the Closing Date Statement, as it may be adjusted (the “Final Closing Date Statement”), shall be final, conclusive and binding against the Parties. The statements of Cash, Indebtedness, Working Capital, Working Capital Overage (if any), Working Capital Underage (if any) and Unpaid Sellers Transaction Expenses set forth in the Final Closing Date Statement shall be the “Final Cash,” “Final Indebtedness,” “Final Working Capital,” “Final Working Capital Overage,” “Final Working Capital Underage” and “Final Unpaid Sellers Transaction Expenses,” respectively, for all purposes hereunder.

(f)            In resolving any Disputed Item, the Referral Firm (i) shall act as an expert and not as an arbitrator; (ii) shall be bound by the provisions of this Section 2.4; (iii) shall not assign a value to any Disputed Item greater than the greatest value claimed for such Disputed Item or less than the smallest value for such Disputed Item claimed by either Buyer in the Closing Date Statement or Sellers in the Objection Notice; (iv) shall limit its decision to each unresolved Disputed Item; and (v) shall make its determination based solely on presentations by Buyer and Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review). All negotiations, submissions to the Referral Firm, and presentations under this Section 2.4 shall be treated as confidential information. The Referral Firm and the Parties shall be bound by a mutually agreeable engagement letter and confidentiality agreement. Any Party may seek specific enforcement or take other necessary legal action to enforce any final decision of the Referral Firm. The other Parties’ only defense to such a request for specific enforcement or other legal action shall be fraud or manifest error by or upon the Referral Firm. Absent such fraud or manifest error, such other party shall reimburse the party seeking enforcement for all of its expenses related to the enforcement of the Referral Firm’s determination.

(g)            For purposes of complying with this Section 2.4, Buyer and Sellers shall furnish to each other and to the Referral Firm such work papers and other documents and information relating to the Disputed Items as the Referral Firm may require and that are available to the Party (or its independent public accountants) from whom such documents or information are requested. The Referral Firm shall deliver its determination of the Disputed Items to Buyer and Sellers in writing, together with a reasonable basis for its determination of each Disputed Item. In no event shall either Party engage in ex parte communications with the Referral Firm with respect to any Disputed Item until the Referral Firm issues its final determination in accordance with this Section 2.4(g). The fees and expenses of the Referral Firm incurred pursuant to this Section 2.4(g) shall be allocated between Buyer and Sellers in inverse proportion to their success on the unresolved Disputed Items, i.e., (A) Buyer shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate Dollar value of the Disputed Items submitted to the Referral Firm that are resolved against Buyer (as finally determined by the Referral Firm) and the denominator of which is the total Dollar value of the Disputed Items so submitted and (B) Sellers shall be responsible for the remaining amount of fees and expenses. In the event of any dispute regarding such allocation, the Referral Firm shall determine the allocation of its fees and expenses as between Buyer and Sellers in accordance with such allocation methodology, such determination to be final and binding on both Buyer and Sellers. Except as otherwise set forth in Section 2.4(c) and this Section 2.4(g), the fees and expenses of Sellers and their Representatives incurred in connection with the Closing Date Statement and any Disputed Items shall be borne by Sellers, and the fees and expenses of Buyer and its Representatives incurred in connection with the Closing Date Statement and any Disputed Items shall be borne by Buyer.

(h)            “Referral Firm” means Deloitte or, if such firm is unable or unwilling to act, such other nationally recognized independent firm that (i) is capable as serving as an accounting expert with relevant experience, (ii) is not the regular accounting firm of or affiliated with Buyer, Sellers or the Companies and (iii) is mutually agreeable to Buyer and Sellers.

(i)            Promptly after their receipt of the Final Closing Date Statement by Sellers, Sellers and Buyer shall compute the difference, if any, between the Initial Purchase Price and the Final Purchase Price:

(i)            If the Initial Purchase Price exceeds the Final Purchase Price, then promptly and in any event within three (3) Business Days after Sellers’ receipt of the Final Closing Date Statement, Buyer and Sellers shall jointly instruct the Escrow Agent to (A) release from the Adjustment Escrow Account and pay to Buyer an amount in cash equal to the absolute value of such difference and (B) release any remaining portion (if any) of the Adjustment Escrow Account to Sellers in accordance with their pro rata shares. To the extent that the Adjustment Escrow Amount is insufficient to pay such amount to Buyer, then Buyer may elect to recover the amount of any such shortfall from either the Indemnity Escrow Account or directly from Sellers based on their pro rata shares of such obligation.

(ii)           If the Initial Purchase Price is less than or equal to the Final Purchase Price, then promptly and in any event within three (3) Business Days after Sellers’ receipt of the Final Closing Date Statement, (A) Buyer shall pay to Sellers an aggregate amount equal to the absolute value of such difference by wire transfer of immediately funds to the accounts specified in writing by Sellers and (B) Buyer and Sellers shall jointly instruct the Escrow Agent to release the Adjustment Escrow Amount to Sellers in accordance with their pro rata shares.

(iii)          The amounts in the foregoing clauses (i) and (ii) shall be exclusive of any fees and expenses owed to the Referral Firm by any Party pursuant to Section 2.4.

(j)            This Section 2.4 shall be the sole and exclusive remedy of the Parties with respect to the determination of the Purchase Price; provided, however, that in no event shall Buyer or Sellers be entitled to any duplicative recovery as a result of the rights and remedies afforded in this Agreement or the Related Agreements.

2.5            Purchase Price Allocation.

(a)            The Final Purchase Price and any other applicable amounts required to be included under the Code shall be allocated among the Interests of each of the Companies in accordance with this Section 2.5. With respect to Networks, Holdings, IP Holdings, Wireless and VClipz, the Final Purchase Price and any other applicable amounts required to be included under the Code shall be allocated, with respect to the Interests of each such entity, among the assets and properties of Networks, Holdings, IP Holdings, Wireless and VClipz (as such classes are defined for the purposes of Sections 1060 of the Code) in accordance with Section 1060 of the Code and the applicable United States Treasury Regulations promulgated thereunder (and any similar provision of Law) and consistent with the allocation methodology, principles and agreements set forth on Exhibit D-1 attached hereto (such schedule, the “Purchase Price Allocation Principles”).As soon as reasonably practicable after the Closing, but within the later of (1) ninety (90) days after the final determination of the Final Purchase Price pursuant to Section 2.4 and (2) one hundred eighty (180) days following the Closing, Buyer will prepare and deliver to Sellers an allocation schedule setting forth such allocations (the “Allocation”). Such Allocation shall be prepared in accordance with this Section 2.5. Sellers may dispute any amounts reflected in such Allocation by providing written notice to Buyer of the disputed items, and setting forth in reasonable detail the basis of such dispute, within thirty (30) days following receipt of such Allocation. In the event Sellers and Buyer are unable to resolve any dispute within such thirty (30) day period, Sellers and Buyer shall submit the dispute to the Referral Firm in the manner provided in Section 2.4. Except as may be required by applicable Law, the Parties will: (i) file or cause to be filed all Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation and (ii) not take any action inconsistent therewith for any Tax purpose. Any adjustments to the Purchase Price or other amounts payable by Buyer to any Sellers pursuant to this Agreement subsequent to the finalization of the Allocation shall be reflected in amendments to the Allocation in a manner consistent with Treasury Regulations section 1.1060-1.Transaction Bonus Pool. At Closing, Buyer will pay or cause to be paid the Transaction Bonus Pool to the Escrow Agent pursuant to the terms of the Escrow Agreement, those certain bonus letters furnished by the Company to the recipients thereof in the form set forth in Exhibit E hereto (the “Transaction Bonus Letters”). Buyer shall not, and shall cause the Companies and the Subsidiaries not to, amend or modify such bonus recipients’ Transaction Bonus Letters without the applicable bonus recipients’ written consent. On or promptly after the twelve (12) month anniversary of the Closing Date (or earlier, if earlier payment is triggered under the Transaction Bonus Letters), as set forth on Schedule 2.6 of the Disclosure Schedule, Buyer and Sellers will cause the Escrow Agent to release to each applicable Company or Subsidiary (a) such portion of the Transaction Bonus Pool that is payable to the bonus recipients listed on Schedule 2.6 of the Disclosure Schedule in accordance with each such bonus recipient’s Transaction Bonus Letters, for further distribution by such Company or Subsidiary to the applicable bonus recipients in a manner consistent with the applicable Company’s or Subsidiary’s payroll practices (except that each payment made to an employee pursuant to a Transaction Bonus Letter shall be made in a check or disbursement that is separate from any other compensation or other payment to such employee, such that Taxes attributable to such payment will be separately identified); and (b) such portion of the Transaction Bonus Pool as relates to the applicable Tax and benefit plan obligations of the applicable Company or Subsidiary in connection with such payments to eligible bonus recipients. If any portion of the Transaction Bonus Pool is not earned by, and paid to, a Transaction Bonus Pool recipient pursuant to the terms of the Transaction Bonus Letters, then Buyer will cause (i) ninety percent (90%) of any such unearned and unpaid amount(s) to be paid to Keith Charette and (ii) ten percent (10%) of any such unearned and unpaid amount(s) to be paid to Steven Glaser, in each case at the time such payment would have been required to have been made to the applicable bonus recipient. Any payments made to Employees pursuant to this Section 2.6 will be treated as compensation by the applicable Company or Subsidiary at the time that they are paid.

2.7            Withholding. Buyer (or its designee) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement any Tax amount as may be required to be deducted and withheld with respect to the making of such payment under the Code or other applicable Law. If Buyer (or its designee) determines that any such deduction or withholding is required, Buyer (or its designee) shall use reasonable efforts to notify the Person with respect to which such deduction or withholding is required in writing of such proposed deduction and withholding (along with the grounds therefor) prior to deducting and withholding from any portion of the consideration payable hereunder. The Parties shall cooperate in good faith to obtain exemption from or to otherwise reduce or eliminate any amount that would otherwise be required to be deducted or withheld. Any amounts so withheld or deducted shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Article 3

Representations and Warranties Regarding Sellers

Sellers hereby represent and warrant to Buyer that, except as set forth in the Disclosure Schedule:

3.1            Due Organization; Ownership of Interests.

(a)            If Sellers are not natural persons, such Sellers are duly organized, validly existing and in good standing under the Laws of the jurisdiction of their formation, and have the requisite power and authority to execute and deliver this Agreement and their Related Agreements and to perform their obligations under such documents and to consummate the transactions to which they are or will be parties. If Sellers are natural persons, such Sellers have the legal capacity to execute and deliver this Agreement and their Related Agreements, to perform their obligations under such documents and to consummate the transactions to which they are or will be parties. If a Seller is a trust, (i) the Persons executing this Agreement and each Related Agreement of such Seller on behalf of such Seller constitutes a duly appointed trustee of such trust and such trustee has full authority under the terms of the governing instrument creating such trust and applicable Laws to enter into and perform such Seller’s obligations under this Agreement and each Related Agreement of such Seller, and (ii) the execution, delivery and performance by such Seller of this Agreement and each Related Agreement of such Seller and such Seller’s consummation of the transactions contemplated hereby are within its powers and have been duly authorized and approved by all necessary action with respect to such Seller, and each such authorization and approval remains in full force and effect.

(b)            Each Seller is the legal and beneficial owner of the Interests set forth opposite such Seller’s name on Schedule 3.1(b), free and clear of all Liens other than restrictions on transfer under applicable securities Law applicable to securities generally. Upon the delivery of the Interests by Sellers to Buyer in the manner contemplated in Article 2, and the payment by Buyer of the Purchase Price to Sellers, Buyer will acquire legal and beneficial title to all of the Interests, free and clear of all Liens other than restrictions on transfer under applicable securities Law applicable to securities generally. Except for this Agreement, there are no Contracts or other rights or arrangements existing that provide for the sale, purchase, exchange or other transfer by such Seller of any of the Interests owned by such Seller, or beneficial ownership of the Interests owned by such Seller.

3.2            Due Authorization. Each Seller has full power and authority to enter into, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by such Seller. Each Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered its Related Agreements. This Agreement constitutes, and Sellers’ Related Agreements constitute, (in each case assuming due power and authority of, and due execution and delivery by, the other Party or Parties hereto and thereto), legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

3.3            Non-Contravention; Consents and Approvals.

(a)            The execution, delivery and performance by each Seller of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law to which such Seller is subject; (ii) violate or conflict with the Governing Documents of such Seller (if applicable); (iii) violate or conflict with any material Contract to which such Seller is a party or any of its properties or assets is subject; or (iv) result in (A) the creation of any Lien on the Interests or (B) except with respect to Permitted Liens, result in the creation of any Lien upon any of the other assets or properties of such Seller; provided, however, that no representation or warranty is made in the foregoing clauses (iii) and (iv)(B) with respect to matters that would not have a material adverse effect on such Seller or materially impair such Sellers’ ability to consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and the Related Agreements. If such Seller is a trust, no beneficiary of such Seller will have the right to challenge any of the transactions contemplated hereby or by its Related Agreements.

(b)            Except as set forth in Schedule 3.3(b) of the Disclosure Schedule, the execution, delivery and performance by each Seller of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not require any material filing or registration by such Seller with, or material notice by such Seller to, or material authorization, qualification, consent, order or approval or other action with respect to such Seller by, any Governmental Authority or any other third party.

3.4            Brokers and Finders. Except as set forth on Schedule 3.4 of the Disclosure Schedule, no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with the transactions contemplated by this Agreement or any Related Agreement based on any agreement by or on behalf of Sellers.

3.5            Litigation. There is no Action or investigation pending, or, to the knowledge of such Seller, threatened against such Seller challenging the validity or enforceability of this Agreement or its Related Agreements or seeking to enjoin or prohibit consummation of the transactions contemplated hereby or thereby.

3.6            Non-Foreign Status. No Seller is a foreign person within the meaning of Treasury Regulations section 1.1445-2.

3.7            No Other Representations or Warranties. The representations and warranties made by Sellers in this Article 3, in Article 4 and any Related Agreement are the exclusive representations and warranties made by Sellers. Each Seller hereby disclaims all other express or implied representations or warranties.

Article 4

Representations and Warranties Regarding the Companies

Each Seller and each Company hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule:

4.1            Due Organization; Capitalization; Subsidiaries.

(a)            Each of the Companies and the Subsidiaries is duly organized or incorporated (as the case may be), validly existing and in good standing (to the extent such concept is applicable) under the Laws of the jurisdiction of its incorporation or organization. Each of the Companies and the Subsidiaries has all corporate or other entity power and authority and all material authorizations, licenses and permits necessary to own, lease and operate its respective assets and properties and to carry on its business as they are now being owned, operated or conducted. Each of the Companies and the Subsidiaries is duly qualified, licensed or registered to do business as a foreign corporation or other business entity (to the extent such concept is applicable) and is in good standing (to the extent such concept is applicable) in all of the jurisdictions in which the ownership or lease of property or assets or the conduct or nature of such Company’s or such Subsidiary’s, as applicable, business makes such qualification, license or registration necessary, except where the failure to be so duly qualified, licensed or registered or in good standing (or the equivalent thereof) has not had and would not have a Material Adverse Effect. The Companies have made available to Buyer true and complete copies of the Governing Documents of each Company and Subsidiary as currently in effect (including all amendments made thereto at any time on or before the date hereof), and no Company or Subsidiary is in default under or in material violation of any provision thereunder.

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(b)            The Interests constitute all of the issued and outstanding equity interests of each Company and are set forth on Schedule 4.1(b) of the Disclosure Schedule. All of the issued and outstanding interests of each Company are duly authorized, validly issued, fully paid and nonassessable. None of the equity interests of any Company or Subsidiary were offered, sold or issued in violation of any applicable Law or subject to or in violation of any preemptive rights, rights of first refusal or other third party rights of any Person. None of the Interests are subject to any outstanding option, call option, right of first refusal, right of first offer, preemptive rights, subscription rights or any similar right of any Person. Except as set forth in Schedule 4.1(b) of the Disclosure Schedule, none of the Companies and the Subsidiaries is a party to any voting trusts, proxies or other voting Contracts or agreements with respect to the Interests or any equity interests of any Company or any of the Subsidiaries. There are no outstanding options, warrants, rights (including call, put, preemptive, subscription, exchange or conversion rights), convertible or exchangeable securities or other Contracts, agreements or commitments obligating any Company or any of the Subsidiaries to issue, transfer or sell, or cause the issuance, transfer or sale of, any equity interests of any Company or any of the Subsidiaries or to make any payments in respect of the value of any interests or other equity interests of any Company or any of the Subsidiaries. No Company currently has any accrued but unpaid dividends or obligations to pay any dividend or distribution.

(c)            Schedule 4.1(c) of the Disclosure Schedule sets forth a complete and accurate list of the name and owner of each of the Subsidiaries as of the date hereof. All of the issued and outstanding equity securities or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and are directly owned beneficially and of record by the applicable Company or a Subsidiary, free and clear of any Liens other than restrictions on transfer under applicable securities Law applicable to securities generally. None of the equity securities or other equity interests of the Subsidiaries are subject to any outstanding option, call option, right of first refusal, right of first offer, preemptive rights, subscription rights or any similar right of any Person. Except as set forth in Schedule 4.1(c) of the Disclosure Schedule, none of the Companies and the Subsidiaries owns, directly or indirectly, any equity interest or voting interest in any Person other than the Subsidiaries.

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(d)            Except as set forth on Schedule 4.1(d) of the Disclosure Schedule, (i) there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting of the equity interests of any Company or Subsidiary or any other Contracts among any Sellers related to any Company or Subsidiary, and (ii) there are no agreements or understandings relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any equity interests of any Company or Subsidiary, or any other investor rights, including rights of participation (i.e., pre-emptive rights), voting, board observation, information or operational covenants.

(e)            No Company or Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests. No former holder of any equity interests of any Company or Subsidiary has any claim or rights against any Company, Subsidiary or Seller that remains unresolved and, to the Knowledge of the Companies, no such claim is threatened. No Company or Subsidiary has any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. None of the Companies or Subsidiaries is party to any joint venture or partnership.

(f)             VClipz has no assets or liabilities and is not party to any Contracts.

4.2            Due Authorization. Each Company has full corporate or other entity power and authority to enter into, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Company of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the Companies. Each Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered its Related Agreements. This Agreement constitutes, and each Company’s Related Agreements (assuming due power and authority of, and due execution and delivery by, the other Party or Parties hereto and thereto) constitute, legal, valid and binding obligations of such Company, enforceable against such Company in accordance with its terms, in each case except as such enforceability may be limited by the Enforceability Exceptions.

4.3            Non-Contravention; Consents and Approvals.

(a)            The execution, delivery and performance by each Company of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law or Governmental Order to which any Company or any Subsidiary or any of their properties or assets are subject; (ii) violate or conflict with the Governing Documents of any Company or any of the Subsidiaries; (iii) violate or result in a breach or default (or give rise to any right of termination, cancellation or acceleration), with or without the giving of notice, the lapse of time, or both, under any Permit or Material Contract to which any Company or Subsidiary is a party or by which it is bound, or (iv) except with respect to Permitted Liens, result in the creation of any Lien upon any of the assets or properties of any Company or any Subsidiary.

(b)            Except as set forth in Schedule 4.3 of the Disclosure Schedule, the execution, delivery and performance by each Company of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not require any filing or registration by any Company or any Subsidiary with, or notice by any Company or any Subsidiary to, or authorization, qualification, consent, order or approval or other action with respect to any Company or any Subsidiary by, any Governmental Authority or any other Person.

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4.4            Financial Statements.

(a)            The Financial Statements are set forth in Schedule 4.4(a) of the Disclosure Schedule. The audited Financial Statements fairly present, in all material respects, the financial position and results of operations of the Companies for the periods indicated, in each case in accordance with GAAP on a consistent basis throughout the periods indicated. The unaudited Financial Statements fairly present, in all material respects, the financial position and results of operations of the Companies for the periods indicated, in each case in accordance with GAAP on a consistent basis throughout the periods indicated, except for normal recurring year-end adjustments that are not material, individually or in the aggregate. The Financial Statements have been prepared from the books and records of the Companies.

(b)            None of the Companies nor the Subsidiaries have any material liabilities, debts, claims or obligations of a type that are required by the Accounting Principles to be reflected or reserved against in a consolidated balance sheet of the Companies and the Subsidiaries, except in each case (i) as set forth in Schedule 4.4(b) of the Disclosure Schedule or reflected in or reserved against the Financial Statements or disclosed in the notes thereto; (ii) for liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which relate to a breach or violation of any Contract or applicable Law); and (iii) liabilities and obligations for fees and expenses incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby that are included in the calculation of Final Working Capital or Final Unpaid Sellers Transaction Expenses. There are no material contingent liabilities for which the Companies have determined that the Companies would not be required, in accordance with the Accounting Principles, to reflect or reserve against in a consolidated balance sheet of the Companies and the Subsidiaries.

(c)            Since January 1, 2018, there have been no written complaints, from any source regarding accounting, internal accounting controls, or auditing matters relating to any Company or Subsidiary, received by any Company or Subsidiary or their management. No attorney representing any Company or Subsidiary, whether or not employed by such Company or Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any Company or Subsidiaries or any of their officers, directors, employees, or agents to an executive officer, audit committee (or other committee designated for the purpose) or the board of directors or similar governing body of any Company or Subsidiary.

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4.5            Absence of Changes. Except as set forth on Schedule 4.5 of the Disclosure Schedule, since December 31, 2020 to the date of this Agreement, each Company and Subsidiary has operated in the ordinary course of business, consistent with past practice, and has (a) conducted its operations in compliance, in all material respects, with applicable Law, (b) maintained its material Permits, (c) preserved its material assets and properties in reasonable repair and condition, and (d) retained the services of its executive officers and key employees. Without limiting the generality of the foregoing, since December 31, 2020, (i) there has not been any Material Adverse Effect and (ii) there has not been any action by a Company or Subsidiary to: (A) declare, set aside, make or pay a dividend on, or make any other distribution in respect of, its equity securities except dividends and distributions of cash that would not have a material adverse impact on the operation of the businesses of the Companies and Subsidiaries and dividends and distributions among the Companies and the Subsidiaries; (B) (x) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class or (y) adjust, split, combine, recapitalize or reclassify any of its equity securities; (C) redeem, purchase or otherwise acquire any outstanding equity securities or a material portion of the assets of any Person, including by merger, consolidation or business combination transaction; (D) adopt any amendments to their respective Governing Documents; (E) dissolve or liquidate the Companies or any of the Subsidiaries or take any action for their winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of their assets or revenues; (F) sell, assign, license, transfer, pledge or otherwise dispose of or incur any Lien (other than Permitted Liens) on any material assets (including any material Intellectual Property Rights) outside the ordinary course of business; (G) except as required by Law, change any of the accounting principles or practices used by the Companies or any of the Subsidiaries; (H) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any accounting method with respect to material Taxes, file any materially amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any proceeding with respect to any Tax claim or assessment relating to any Company or any of the Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Company or any of the Subsidiaries; (I) except as required pursuant applicable Law, or as required by the Benefit Plans existing as of the date hereof, (x) increase the compensation or compensation eligibility of any Employee, other than increases in base salary or base wage rate (and any resulting increases in incentive compensation to the extent determined relative to base salary or base wage rate) in the ordinary course of business consistent with past practice, (y) adopt, enter into, terminate or amend any Company Benefit Plan, except for routine changes in the ordinary course of business, or (z) adopt or enter into any collective bargaining agreement or recognize any union or other labor organization or employee group as the bargaining representative for any Employee; (J) enter into any transaction with any officer, director, equityholder or Affiliate of any Company or Subsidiary; (K) make any charitable contributions in excess of fifty thousand Dollars ($50,000), individually or in the aggregate, or pledge to make any charitable contributions; (L) hire or terminate (other than for cause and in accordance with the Companies’ ordinary course human resources practices) the employment of any employee with an annual salary greater than one hundred thousand Dollars ($100,000); (M) enter into any corrective action plan, consent, decree or other Governmental Order; (N) alter, through merger, liquidation, reorganization, restructuring, election or in any other manner, the corporate structure, ownership or classification for Tax purposes of the Companies or Subsidiaries (except as contemplated by this Agreement); (O) initiate any Action or enter into any settlement, compromise or waiver in respect of any Action; or (P) agree or commit to do, or enter into any Contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions.

4.6            Intellectual Property; Data Security.

(a)            Schedule 4.6(a) of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all of the Intellectual Property Rights that are registered or subject to an application for registration by any Company or any Subsidiary (“Registered Intellectual Property”).

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(b)            Except as disclosed in Schedule 4.6(b) of the Disclosure Schedule: (i) a Company or a Subsidiary, as applicable, is the sole owner of the Owned Intellectual Property, such ownership being free and clear of all Liens (except for Permitted Liens), and none of the Companies and the Subsidiaries has granted any exclusive licenses to a third party in respect of any of such Owned Intellectual Property; and (ii) the Registered Intellectual Property is valid and enforceable, except as enforceability may be limited by the Enforceability Exceptions. There are no royalties, fees, honoraria or other payments payable by any Company or Subsidiary to any other Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Owned Intellectual Property, other than salaries and sales commissions paid to employees and sales agents, and customary license fees charged by third party licensors pursuant to any of the Material Contracts, in each case, in the ordinary course of business. The Owned Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use or ownership thereof. No foreign, federal, state, local or other government, university, college, other educational institution or research center or other third party funding or facilities were used in the development of any of the Owned Intellectual Property or any product or service of the Companies or Subsidiaries and no such third party has any right, title, or interest (including any “march in” rights) in the same. Each item of the Owned Intellectual Property will be owned, licensed and available for use on identical terms following the consummation of the transactions contemplated by this Agreement as such items were owned, licensed and available for use to the Companies and Subsidiaries prior to such consummation, and neither the execution, delivery and performance by the Sellers and Companies nor the consummation of the transactions contemplated by this Agreement shall result in the loss or impairment of, or give rise to any right of a third party to terminate, any rights of the Companies or Subsidiaries in the Owned Intellectual Property.

(c)            Except as set forth on Schedule 4.6(c) of the Disclosure Schedule, since January 1, 2018 (i) the Companies and the Subsidiaries have not violated, infringed upon, or misappropriated any Intellectual Property Rights, and (ii) there are no pending, or, to the Knowledge of the Companies, threatened claims (including cease and desist letters, invitations to take a license and indemnification claims or notices), proceedings or litigation related to Intellectual Property Rights. To the Knowledge of the Companies, no third party is infringing any Owned Intellectual Property.

(d)            Each of the Companies and the Subsidiaries takes and has taken commercially reasonable steps to (i) protect the Owned Intellectual Property and the confidentiality, secrecy, and value of trade secrets and confidential information comprised therein; and (ii) protect the security and operation of material Software, websites, systems, networks and used in the operation of their businesses. All past and present employees and independent contractors of, and consultants to, the Companies and Subsidiaries have entered into agreements pursuant to which such employee, independent contractor, or consultant (A) agrees to protect the confidential information of the Companies and Subsidiaries and (B) to the extent such employee, independent contractor, or consultant is or has been involved in the creation of any Intellectual Property Rights for the Companies or Subsidiaries, assigns (by way of a present grant of assignment) to a Company or Subsidiary all such Intellectual Property Rights created or otherwise developed by such employee, independent contractor or consultant in the course of his, her or its relationship with the Companies or Subsidiaries, in each case, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property Rights whatsoever. To the Knowledge of the Companies, no current or former employee, independent contractor, or consultant of the Companies or Subsidiaries is in material violation of any such agreement.

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(e)            No source code for any Software owned (or purported to be owned) by the Companies or Subsidiaries has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Companies or Subsidiaries. No other Person has any right to access or use any source code for any such Software that is owned by the Companies or Subsidiaries, and, to the Knowledge of the Companies, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the sale and purchase of the Interests, result in the disclosure or release of such source code by the Companies, the Subsidiaries, the escrow agent, or any other Person to any Person. The Companies and Subsidiaries are in possession of, or have access to, the source code for, and documentation applicable to, each current version of the Software owned or distributed by the Companies or Subsidiaries.

(f)            The Companies and Subsidiaries have sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the products and services of, and operation of, the business of the Companies as currently conducted (the “IT Assets”), all of which rights shall survive unchanged following the consummation of the transactions contemplated by this Agreement. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to perform all operations necessary for the current operation of the business of the Companies and Subsidiaries, and all IT Assets are owned or licensed under valid licenses. The Companies and Subsidiaries do not use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services to the Companies or Subsidiaries except as described on Schedule 4.6(f) of the Disclosure Schedule.

(g)            Except as set forth on Schedule 4.6(g) of the Disclosure Schedule, no Open Source Software, or any modification or derivative thereof, (i) is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or made available with any product or service of the Companies or Subsidiaries, (ii) was modified, rewritten, or is otherwise a derivative work upon which any Software embodied in or used in any product or service of the Companies or Subsidiaries is based or (iii) is distributed or made available to any Person by the Companies or Subsidiaries in each case (i)-(iii) in a manner that obligates the Companies or Subsidiaries to (A) license, distribute, disclose, or otherwise make available any source code of the Companies or Subsidiaries or (B) license, distribute, disclose, or otherwise make available any Software of the Companies or Subsidiaries on a royalty free basis. The Companies and Subsidiaries are in compliance with each license listed on Schedule 4.6(g) of the Disclosure Schedule.

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(h)            To the Knowledge of the Companies, since January 1, 2018 none of the IT Assets or any products or equipment owned, leased, licensed, sold, installed, managed or operated by any Company or any Subsidiary (i) have materially malfunctioned or failed, (ii) contain any viruses, bugs, devices, faults, vulnerabilities, or insecurities that could (A) enable or assist any Person to access without authorization or disable, modify or otherwise alter the same, (B) permit the malicious use of the same, or (C) otherwise materially adversely affect the functionality of the same or create a material liability for any Company or Subsidiary.

(i)             Each of the Companies and the Subsidiaries is in compliance in all material respects and, since January 1, 2018, has complied in all material respects with Company Privacy Policies and the Privacy Requirements applicable either to the Companies and the Subsidiaries or to the conduct of their businesses as conducted as of the date hereof. To the extent required by Privacy Requirements or Company Privacy Policies, Personal Information is processed by each of the Companies and the Subsidiaries in an encrypted manner.

(j)             The Companies and the Subsidiaries are in compliance in all material respects with (a) all of the following to the extent relating to the protection, access, use, disposal, transfer, collection, processing, storage, or disclosure of Personal Information (whether in electronic or any other form or medium) or otherwise relating to privacy and applicable either to the Companies or the Subsidiaries or to the conduct of their businesses as conducted as of the date hereof: (i) all applicable Privacy Requirements, (ii) customer Contracts by which any of the Companies or the Subsidiaries is bound and (iii) Material Contracts and (b) all of the following to the extent relating to the security of confidential information and Personal Information (whether in electronic or any other form or medium) and applicable either to the Companies or the Subsidiaries or to the conduct of their businesses as conducted as of the date hereof: (i) all applicable Privacy Requirements, (ii) customer Contracts pursuant to which any of the Companies or the Subsidiaries are bound and (iii) Material Contracts.

(k)            The Companies and Subsidiaries have maintained commercially reasonable and necessary administrative, physical, and technical safeguards designed to protect the confidentiality, integrity, and availability of Personal Information in their possession or control and to prevent the loss and unauthorized use, access, alteration, destruction, or disclosure of such Personal Information.

(l)             Since January 1, 2018 no Company or Subsidiary has been subject to or received notice of any order, proceeding, investigation, audit or other Action by any Governmental Authority or Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies. To the Knowledge of the Companies, no such order, proceeding, investigation, audit or other Action is threatened against the Companies or Subsidiaries. Since January 1, 2018 no Company or Subsidiary has suffered, discovered, or been notified of a Security Incident or has notified any Person or Governmental Authority of any Security Incident either voluntarily or based on Privacy Requirements.

(m)            No Company or Subsidiary has any Contract obligation to maintain Personal Information in a manner that logically separates data of one customer from that of another.

(n)            The consummation of the transactions contemplated by this Agreement does not violate any Privacy Requirements or Company Privacy Policies and does not materially change the rights of the Companies and Subsidiaries to use Personal Information as the Companies and Subsidiaries enjoyed immediately prior to the Closing Date.

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(o)            The Companies and Subsidiaries have in their possession all material documentation, software code (in both object code and source code form), bills of material, assembly instructions and other materials necessary for manufacturing all material products of the Companies and Subsidiaries (including products currently being produced by third parties).  The Companies and Subsidiaries are not subject to any restriction, limitation or other prohibition on moving manufacturing of products of the Companies or Subsidiaries being made by a third party to any of the Companies, the Subsidiaries or any other third party.

4.7            Contracts.

(a)            Schedule 4.7(a) of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all the Executory Contracts of the following types to which any Company or any of the Subsidiaries is a party or by which any of their assets, business or properties is bound or subject, other than a Benefit Plan (together with the Real Property Leases, the “Material Contracts”):

 (i)            all Contracts providing for a merger or consolidation or acquisition of, or sale of all or a material (to the applicable Company or Subsidiary) portion of the assets of, or other extraordinary transaction in respect of, the Companies or any of the Subsidiaries with or to any other Person, in each case including any surviving obligations or rights of the applicable Company or Subsidiary;

 (ii)           any Contract entered into with a customer or supplier which (A) involved the payment or receipt of an amount in excess of two hundred fifty thousand dollars ($250,000) in the 12-month period preceding the date hereof or (B) requires, on its face without reference to purchase orders, service orders or similar forms entered into in the ordinary course of business, the payment or receipt of amounts in excess of two hundred fifty thousand dollars ($250,000) in the 12-month period following the date hereof;

 (iii)          any credit agreement, loan agreement, indenture or other Contract relating to indebtedness for borrowed money by the Companies or any of the Subsidiaries or any guaranty given by the Companies or any of the Subsidiaries for borrowed money;

 (iv)          any lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds fifty thousand Dollars ($50,000);

 (v)           any lease or agreement under which it is lessor of or permits any third party to hold or operate any personal property owned by a Company or Subsidiary, for which the annual rental exceeds fifty thousand Dollars ($50,000);

 (vi)          any shareholder, teaming, partnership or joint venture agreement or other Contract providing for the sharing of revenues, profits, cash flows, expenses or losses;

 (vii)         any Contract providing for a license by or to the Companies or any Subsidiary of Intellectual Property Rights material to the operation of any Company’s or a Subsidiary’s business (other than (a) Contracts between or among the Companies and any Subsidiaries; or (b) licenses for unmodified commercially available software obtained on non-negotiated general commercial terms and involving annual payments to or from the Companies of less than $50,000);

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 (viii)        any Contract for the employment or engagement of any officer, director, individual employee, independent contractor, consultant or other person on a full time, part-time, consulting or other basis, except for any Contract that is both (A) an at-will employment arrangement and (B) terminable without penalty or payment upon two weeks’ or less notice by the Companies or any of the Subsidiaries;

 (ix)          any Contract that provides for any deferred compensation, retention, severance, or change in control payments or benefits;

 (x)           any Contract that provides for a loan from any Company or any Subsidiary to an employee of the Companies or any Subsidiary;

 (xi)          any Contract (A) restricting any Company or Subsidiary from participating or competing in any line of business, market, or geographic area, (B) including any most-favored-nation or similar customer pricing provisions or (C) granting any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any party;

 (xii)         any Contract with any Significant Customer (excluding any purchase orders, service orders or similar forms entered into in the ordinary course of business);

 (xiii)        any Contract with a Significant Vendor (excluding any purchase orders, service orders or similar forms entered into in the ordinary course of business);

 (xiv)        any collective bargaining agreement or Contract with any labor organization, union or association representing any Employee;

 (xv)         any dealer, distributor, original equipment manufacturer, value added reseller, sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of a Company’s or Subsidiary’s products;

 (xvi)        any Contract providing for the indemnification of any officer, director or manager of a Company or Subsidiary;

 (xvii)       any Contract of guarantee, assumption or endorsement of the obligations, liabilities or debts of any other Person;

 (xviii)      any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of any Company or Subsidiary or any Company or Subsidiary is granted the authority to act for or on behalf of such Person;

 (xix)         any Contract that binds any Affiliates of any Company or Subsidiary or that would bind, after the Closing, Buyer or any of its Affiliates (other than any Company or Subsidiary); and

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 (xx)          any Contract with any Governmental Authority.

(b)            The Companies have made available to Buyer a true and complete copy of each Material Contract existing on the date hereof. Each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) to which the Companies or any of the Subsidiaries is a party is a valid and binding obligation of the Companies or the applicable Subsidiary, and is in full force and effect, enforceable in accordance with its terms against the Companies or the applicable Subsidiary, and, to the Knowledge of the Companies, the other parties thereto, except, in each case, as enforceability may be limited by the Enforceability Exceptions. None of the Companies, the Subsidiaries or, to the Knowledge of the Companies, any other party to each such Material Contract is in violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material default under any Material Contract. As of the date hereof, no Company or Subsidiary has received any written, or to the Knowledge of the Companies, other notice regarding any alleged violation or breach of or default under, or intention to cancel or materially modify, any Material Contract.

4.8            Insurance. Schedule 4.8 of the Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all insurance policies with respect to the properties, assets or business of any Company or any of the Subsidiaries (the “Insurance Policies”), which schedule specifies the insurer, amounts and scope of coverage. Correct and complete copies of the Insurance Policies have been made available to Buyer. All of such Insurance Policies are in full force and effect and all premiums due and payable thereon covering all periods up to and including the Closing Date have been paid in full in accordance with their terms. Since the date of the Latest Balance Sheet, no written notice of cancellation, termination or non-renewal has been received with respect to any such Insurance Policy by any Company or any Subsidiary. None of the Companies or any of the Subsidiaries is in default with respect to its obligations under any of the Insurance Policies. There are no pending claims under any of the Insurance Policies. Since the January 1, 2018, except as set forth on Schedule 4.8 of the Disclosure Schedule, there have been no material claims made on any Insurance Policies. All of the Insurance Policies are, and all similar insurance policies maintained by the Companies and Subsidiaries are in amounts and have coverages that are sufficient for material compliance with all applicable Laws and with all Contracts to which any Company or Subsidiary is a party.

4.9           Employee Benefit Plans.

(a)            Schedule 4.9(a) of the Disclosure Schedule sets forth each Benefit Plan, separately identifying the Company Benefit Plans and the ADP Benefit Plans.

(b)            A true and materially complete copy of each of the documents embodying the Company Benefit Plans has been made available to Buyer, as well as summaries of all ADP Benefit Plans. To the extent applicable, the following documents with respect to each Company Benefit Plan have been made available to Buyer: (i) actuarial valuation report, (ii) most recent summary annual report and Form 5500 filings (with all schedules thereto), (iii) summary plan description and any summaries of material modifications, (iv) any related trust agreement, insurance contract or other funding instrument for any Company Benefit Plans, (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter or opinion letter, (vi) the most recent nondiscrimination tests performed under the Code for any Company Benefit Plans; and (vii) copies of material notices, letter or other correspondence received within the last three (3) years from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to such Company Benefit Plan.

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(c)            Each Benefit Plan, has been maintained, administered and, to the extent required to be funded, funded in all material respects in accordance with Law and the requirements of such Benefit Plan’s governing documents. Except as disclosed in Schedule 4.9(c) of the Disclosure Schedule, (i) there are no actions, audits, investigations, suits or claims (other than routine benefit claims) pending with respect to any Company Benefit Plan (or, to the Knowledge of the Companies, any ADP Benefit Plan) and (ii) there have been no non-exempt “prohibited transactions” (within the meaning of section 406 of ERISA or 4975 of the Code) with respect to any of the Company Benefit Plans that have not been fully corrected.

(d)            Neither any of the Companies or Subsidiaries nor any ERISA Affiliate currently or, since January 1, 2018, have maintained, contributed to, or had an obligation or liability, contingent or otherwise with respect to: (i) any “multiemployer plan” (as defined in section 3(37) of ERISA), (ii) any plan that is subject to Section 412 of the Code or Title IV of ERISA, (iii) other than the ADP TotalSource Retirement Savings Plan, any multiple employer plan within the meaning of Section 413(c) of the Code, or (iv) any plan that is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Since January 1, 2018, neither any Company nor any of the Subsidiaries or ERISA Affiliates has completely or partially withdrawn from any multiemployer plan or otherwise have incurred any liability for withdrawal liability under Title IV of ERISA.

(e)            Except as disclosed in Schedule 4.9(e) of the Disclosure Schedule, neither consummation of the transactions contemplated by this Agreement nor this Agreement (whether separately or together with any other action) will accelerate the time of vesting or the time of payment, or increase the amount, of compensation or benefits due to any current or former director, officer or employee of the Company or any of the Subsidiaries. None of the payments contemplated by the Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

(f)             All material benefits, contributions, and premiums required to be paid by the Companies and the Subsidiaries relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with the Accounting Principles, applied on a consistent basis.

(g)            None of the Benefit Plans require post-employment life or health coverage for any current or former director, officer or Employee of the Companies or any of the Subsidiaries (or any dependent of beneficiary of such individual), except as may be required under Part 6 of the Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law and at the expense of the covered individual.

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(h)           None of the Benefit Plans are “nonqualified deferred compensation plans” (as defined in Section 409A(d)(1) of the Code).

4.10         Employees and Labor Relations.

(a)            Schedule 4.10(a) of the Disclosure Schedule sets forth a true, correct and complete listing of all Employees as of the date hereof and includes the following information for each Employee: name or employee identification number, job title, date of hire, principal work location (including city and state), classification for compensation purposes (exempt or non-exempt under the Fair Labor Standards Act or similar Law), status as full-time, part-time or temporary, leave status (including whether the Employee is on family, parental, military, disability or other leave of absence), current annual base salary or regular hourly rate(s) of pay (as applicable), current bonus or incentive compensation eligibility, and total compensation for 2020.

(b)            Schedule 4.10(b) of the Disclosure Schedule sets forth a true, correct and complete listing of all Persons who provide services to the Companies or any Subsidiary as of the date hereof and are treated by the Companies or any Subsidiary (as applicable) as independent contractors, and includes the following information for each such Person: name, a description of services provided and compensation terms, start date and anticipated end date of engagement, and length of any notice or termination provision.

(c)            Except as set forth in Schedule 4.10(c) of the Disclosure Schedule, none of the Companies nor any Subsidiary is party to any collective bargaining agreement, works council agreement or other labor union contract applicable to Employees of the Companies and the Subsidiaries and there is not presently existing and, to the Knowledge of the Companies, there is not threatened, any (a) strike, slowdown, picketing work stoppage, lockout, union organizing or representation or certification campaign, (b) proceeding, investigation, audit or Action against any Company or any of the Subsidiaries alleging or investigating an alleged unfair labor practice, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with any employment or consulting relationship, or violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, Occupational Safety and Health Administration or any other Governmental Authority, or (c) application for certification of a collective bargaining agent.

(d)            Except as set forth in Schedule 4.10(d) of the Disclosure Schedule, to the Knowledge of the Companies, no Employee is subject to any non-solicitation or non-competition agreement or any other agreement or restriction that would impede in any way the ability of such Employee to carry out fully all activities of such Employee in furtherance of the business of the Companies or the Subsidiaries.

(e)            With respect to all Employees, contractors, former employees, and applicants for employment, the Companies and the Subsidiaries are in compliance, in all material respects, with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification and wages and hours, including all applicable Laws relating to employment standards, classification of employees as exempt or non-exempt under the Fair Labor Standards Act and similar state Law, employment of minors, employment discrimination or harassment, health and safety, mandatory breaks, leaves of absence and paid time off, withholding and pay records, overtime compensation, labor relations, occupation safety and health, workers’ compensation insurance, immigration and work authority, or pay equity. Each Person classified or treated by the Companies or any Subsidiary as an independent contractor is properly classified under all applicable Laws.

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(f)             All Employees are legally permitted to be employed by the Companies or any Subsidiary, as applicable, in the United States in their current job capacities, and the applicable Company or Subsidiary has in its files a properly completed Form I-9 for each Employee and former Employee of the Companies or any Subsidiary with respect to whom such form is required to be maintained under applicable Law. None of the Companies nor any Subsidiary has received written notice or, to the Knowledge of the Companies, other communication from any Governmental Authority regarding any unresolved violation or alleged violation of any applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.

(g)            None of the Companies nor any Subsidiary has engaged in any employee layoff or plant closing activities since January 1, 2018 that triggered the application of or violated the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local mass layoff statute, rule or regulation, and no such employee layoff or plant closing activity is currently planned by the Companies or any Subsidiary.

(h)            Since January 1, 2018, (i) no written or, to the Knowledge of the Companies, other allegations of harassment or discrimination have been made against any Employee who is in a position of manager or above and (ii) none of the Companies nor any Subsidiary has entered into any settlement agreements related to specific allegations of sexual harassment or misconduct by or against any Employee or former Employee of the Companies or any Subsidiary at a manager level or above.

(i)             Sellers and the Companies have made available to Buyer a true and complete copy of each employee handbook that currently applies to the Employees and all other material written policies or plans (including any severance plan or other similar policy of any of the Companies or the Subsidiaries), if any, currently applicable to any Employee or independent contractor of the Companies or any Subsidiary, including any remote work or return-to-work policies or plans.

4.11          Taxes. Except as set forth in Schedule 4.11 of the Disclosure Schedule:

(a)            All Tax Returns required to be filed by or with respect to each Company and Subsidiary have been timely filed (giving effect to any extensions). All such Tax Returns were true, complete and correct in all material respects. All Taxes due and owing by the Companies and the Subsidiaries, whether or not shown on any Tax Return, have been timely paid.

(b)            None of the Companies or Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect, other than an extension of any statute of limitations arising by operation of law as a result of the filing of an extension of time to file any Tax Return with such extension of time filed in the ordinary course of business.

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(c)            No audit, examination, or other proceeding by any Governmental Authority is pending or has been threatened in writing with respect to any Taxes due from or with respect to the Companies or the Subsidiaries. There are no Liens on any of the assets of any of the Companies or the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(d)            Each of Networks and Holdings is, and at all times since its formation has been, treated as a partnership for U.S. federal Income Tax purposes and applicable state and local Tax purposes.

(e)            IP Holdings and each of the Subsidiaries is, and at all times since its formation has been, treated as a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) for U.S. federal Income Tax purposes and applicable state and local Tax purposes.

(f)             Each of Wireless and VClipz has had a valid election in place to be treated as an S corporation since its formation and has properly maintained such S corporation status throughout the time leading up to and including the Closing Date. Neither Wireless nor VClipz is liable for the payment of any Tax under Section 1374 of the Code (relating to built-in gain) or Section 1375 of the Code (relating to passive income).

(g)            None of the Companies or the Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return other than an extension of time filed in the ordinary course of business.

(h)            Each Company and Subsidiary has timely withheld, collected, deposited, or paid all material Taxes required to have been withheld, collected, deposited, or paid in connection with amounts allocable, paid, or owing to, or paid by, any employee, independent contractor, customer or other creditor. Each Company and Subsidiary has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(i)             To the Companies’ Knowledge, no claim has been made by any Governmental Authority in any jurisdiction where any Company or Subsidiary does not file Tax Returns that such Company or Subsidiary is, or may be, subject to Tax by that jurisdiction.

(j)             All material transactions among the Companies and the Subsidiaries have been carried out on arm’s length terms and conditions, and the Companies and Subsidiaries have complied with all applicable documentation requirements under all applicable Tax Laws or administrative decrees relating to such transactions.

(k)            No private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested of or issued by any Governmental Authority with respect to any Company or Subsidiary.

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(l)             No Company or Subsidiary is party to or bound by (i) any closing agreement, offer in compromise, or voluntary disclosure agreement with any Governmental Authority in respect of Taxes, or (ii) any Tax indemnity, Tax sharing, or Tax allocation agreement pursuant to which any Company or Subsidiary will have an obligation to make any payments after the completion of the transactions contemplated by this Agreement.

(m)           No Company or Subsidiary is or has been a party to or a promoter of any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n)            None of the Companies or Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481(a) of the Code for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of applicable state, local or foreign income Tax Laws) executed on or prior to the Closing Date, (v) election under Section 108(i) of the Code, (vi) election pursuant to Section 965 of the Code, (vii) deferred income Tax liabilities or deferred Tax assets; or (viii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign law).

(o)            There are no prepaid amounts or amounts realized prior to the Closing of any Company or Subsidiary that would be includable in the taxable income of Buyer after the Closing.

(p)            There are no Contracts, plans, or arrangements by any Company or Subsidiary covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible under Section 162(m) or Section 280G of the Code.

(q)            No Company or Subsidiary is or has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(r)             No Company or Subsidiary has a permanent establishment or otherwise maintains an office or fixed place of business in a country other than the country in which it is organized.

(s)            No Company or Subsidiary is or ever has been a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or order.

(t)             No Company or Subsidiary taxed pursuant to Subchapter K of the Code has elected for the early application of the partnership audit procedures of the Bipartisan Budget Act of 2015 (or any similar provisions of state or local Law) for any taxable period prior to 2018.

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4.12          Litigation. Except as set forth in Schedule 4.12 of the Disclosure Schedule, there are no, and since January 1, 2018, have not been any, Actions, audits or investigations pending, or, to the Knowledge of the Companies, threatened against or otherwise affecting or involving any Company or Subsidiary or any of their respective properties or rights, or against any of their respective officers or managers. There are no such Actions, investigations or audits pending or, to the Knowledge of the Companies, threatened challenging the validity or enforceability of this Agreement or the Related Agreements. Except as set forth in Schedule 4.12 of the Disclosure Schedule, none of the Companies or Subsidiaries (a) is, or has been since January 1, 2018, subject to any Governmental Order or (b) is a party to any Action, or to the Knowledge of the Companies, is threatened to be a party to any Action.

4.13          Compliance; Regulatory Matters.

(a)            Except as set forth in Schedule 4.13(a) of the Disclosure Schedule, the Companies and the Subsidiaries are and operate, and have been and have operated at all times since January 1, 2018, in all material respects compliance with all Laws to which the Companies and the Subsidiaries or any of their properties or assets are subject.

(b)            Except as set forth in Schedule 4.13(b)(i) of the Disclosure Schedule, the Companies and the Subsidiaries have all registrations, approvals, permits, authorizations, certificates and licenses of, and have made all required declarations and filings with, all Governmental Authorities that are necessary to permit the Companies and the Subsidiaries to carry on their businesses as currently conducted (collectively, “Permits”). All material Permits held by the Companies and Subsidiaries are set forth on Schedule 4.13(b)(ii) of the Disclosure Schedule. The material Permits of the Companies and Subsidiaries are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending or, to the Knowledge of the Companies, threatened any Action to revoke, suspend, cancel, rescind or modify any material Permit, and there is no order to show cause, notice of violation, notice of apparent liability or notice of forfeiture or complaint related thereto pending or, to the Knowledge of the Companies, threatened against any Company or Subsidiary by or before any Governmental Authority.

4.14          Environmental Matters.

(a)            The Companies and Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all Environmental Laws.

(b)            The Companies and Subsidiaries hold all material Permits that are required by Environmental Laws for their operations as currently conducted, and each Company and Subsidiary is, and has been since January 1, 2018, in compliance in all material respects with such Permits.

(c)            There are no Environmental Claims pending or, to the Knowledge of the Companies, threatened against any of the Companies or any Subsidiaries.

(d)            None of the Companies or Subsidiaries (i) is subject to any unsatisfied judgment, decree, stipulation, or injunction under Environmental Law or (ii) is a party to any Action under Environmental Law, or to the Knowledge of the Companies, is threatened to be a party to any such proceeding.

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(e)            No portion of any Leased Real Property is Contaminated and there is not present in, on or under any of the Leased Real Property any Hazardous Substances in such form or quantity as would reasonably be expected to create any material liability for any of the Companies or Subsidiaries under any Environmental Law. None of the Companies or Subsidiaries has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in any manner so as to create any material liability under any Environmental Law or any other material liability for any of the Companies or Subsidiaries.

(f)            The Companies have made available to Buyer true, correct and complete copies of all environmental site assessments, test results, analytical data, boring logs, and other environmental studies and audits in their possession or control related to the Leased Real Property.

(g)            Except for usual and customary indemnities by a tenant in favor of a landlord as set forth in the Real Property Leases, none of the Companies or any of the Subsidiaries have entered into any contractual obligations, including any indemnity, pursuant to which any of the Companies or any of the Subsidiaries has expressly assumed responsibility for the investigation or remediation of any Contamination or any other condition arising from or relating to a Release or threatened Release of Hazardous Substances.

4.15          Real Property.

(a)            Leased Real Property. Schedule 4.15(a) of the Disclosure Schedule contains a true and complete list of (i) all Contracts (“Real Property Leases”) pursuant to which any Company or any of the Subsidiaries leases real property as tenant, lessee or sublessee (as applicable) (the “Leased Real Property”), which list includes the name of the lessee and lessor, the address of each parcel of Leased Real Property, and all amendments, supplements, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto. None of the Companies or the Subsidiaries have subleased, licensed or granted to any Person the right to use or occupy any portion of Leased Real Property. True and complete copies of the Real Property Leases have been made available to Buyer prior to the date of this Agreement. Each Real Property Lease constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. Each Real Property Lease (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, in each case, in all material respects, except as enforceability may be limited by the Enforceability Exceptions. None of the Companies, the Subsidiaries or, to the Knowledge of the Companies, any other party to each Real Property Lease is in violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default of any of the material terms in any Real Property Lease. All of the material land, buildings, structures and other improvements, in each case as used by the Companies and Subsidiaries in the conduct of their respective businesses, are included in the Leased Real Property.

(b)            Owned Real Property. None of the Companies or the Subsidiaries own or have ever owned any real property, and none of the Companies or the Subsidiaries are party to any Contract to purchase any real property or any interest therein.

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4.16          Brokers and Finders. Except as set forth on Schedule 4.16 of the Disclosure Schedule, no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with the transactions contemplated by this Agreement or any Related Agreement based on any agreement by or on behalf of any Company or any Subsidiary.

4.17          Affiliate and Related Party Transactions. Schedule 4.17 of the Disclosure Schedule sets forth a true and complete list of all Contracts between any of the Companies or the Subsidiaries, on the one hand, and Sellers or any of their Affiliates (other than the Companies or any Subsidiary), on the other hand. Except as disclosed on Schedule 4.17 of the Disclosure Schedule, (a) none of the Companies or Subsidiaries or their respective Affiliates, directors, managers, officers or employees possesses, directly or indirectly, any material financial interest in, or is a director, manager, officer or employee of, any Person (other than any Company or Subsidiary) which is a client, customer, vendor, lessor, lessee or competitor of any Company or Subsidiary and (b) no Seller owns any property right, tangible or intangible, upon which a Company or Subsidiary relies for the conduct of its business.

4.18          Assets. The assets of the Companies and Subsidiaries constitute all of the assets, tangible and intangible, necessary for the operation of the businesses of the Companies and Subsidiaries as currently conducted. Each Company and Subsidiary has good and valid title to, or a valid leasehold interest in, or valid rights to use, all the material tangible assets used in the conduct of its business, free and clear of all Liens, except for Permitted Liens and Liens securing Indebtedness that will be released in accordance with this Agreement, and such tangible assets are sufficient for the conduct of the businesses of the Companies and Subsidiaries as currently conducted. Each such tangible asset is suitable for the purposes for which it is used, is free from defects (patent and latent), except for immaterial defects which do not adversely affect use and operation in the ordinary course of business, and has been maintained in accordance with normal industry practices.

4.19          Customers and Vendors. Since January 1, 2018, no Company or Subsidiary has had any material disputes concerning its products or services with any customer or distributor who, for the year ended December 31, 2020 or the six (6) month period ended June 30, 2021, was one of the fifteen (15) largest sources of revenues for the Companies and Subsidiaries, taken as a whole, based on amounts paid or payable (each, a “Significant Customer”), and to the Knowledge of the Companies, no such dispute is currently pending or threatened. Since January 1, 2018, no Company or Subsidiary has had any material disputes with (a) any cellular carrier or (b) any other supplier, vendor or third party service provider who, for the year ended December 31, 2020 or the six (6) month period ended June 30, 2021, was one of the ten (10) largest, in terms of dollar volume of spending, suppliers of products or services for the Companies and Subsidiaries, taken as a whole, based on amounts paid or payable (each Person described in (a) or (b) above, a “Significant Vendor”), and to the Knowledge of the Companies, no such dispute is currently pending or threatened. Each Significant Customer and Significant Supplier is listed on Schedule 4.19 of the Disclosure Schedule. No Company or Subsidiary has received any written notice from any Significant Customer or Significant Supplier that such customer or supplier intends not to continue as a customer or supplier of any Company or Subsidiary or that such customer or supplier intends to terminate or materially modify its relationship, including through the amendment or modification of any Contract, with any Company or Subsidiary.

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4.20          Anti-Bribery; International Matters.

(a)            (i) None of the Companies’ or Subsidiaries’ officers, directors, managers or employees are Government Officials; (ii) none of the Companies’ or Subsidiaries’ officers, directors, managers or principal owners or, to the Knowledge of the Companies, employees is a member of the immediate family (i.e., spouse, child, sibling or sibling’s spouse) of, or financially dependent on, a Government Official; (iii) since January 1, 2018 no one acting for or on behalf of any Company or Subsidiary has (A) paid or given; (B) offered or promised to pay or give; or (C) authorized a payment or giving of money or anything else of value, directly or indirectly, to any individual (whether a private party or Government Official) in order to influence any act or decision by any such Person for the purpose of obtaining, retaining or directing any business or to secure any improper business advantage or regulatory benefit (including from any expediting or facilitation payments) for any Company or Subsidiary; (iv) none of the Companies’ or Subsidiaries’ officers, managers, directors or employees have requested or received any kickbacks (in the form of cash or anything else of value) in relation to the discharge of their duties and responsibilities; (v) since January 1, 2018 neither any Company or Subsidiary nor any party acting for their benefit or on their behalf has (X) engaged, directly or indirectly, in any violation of any applicable anti-bribery or anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977, as amended; or (Y) been the subject of any bribery, money laundering or anti-kick-back investigation by any Governmental Authority.

(b)            Within the past five (5) years, no Company or Subsidiary has (i) directly or indirectly, sold any product to, performed any service for, or conducted any business dealings with or on behalf of, Cuba, Iran, North Korea, Syria, or the Crimea Region of Ukraine or any party located in any of those jurisdictions; (ii) violated any anti-boycott, import, anti-terrorism, trade sanctions or export control Laws; (iii) conducted business with any restricted party identified in writing by any applicable Governmental Authority as a Person with whom or with which conducting business would constitute a violation of applicable Laws, including any Person designated on the U.S. Treasury Department’s Office of Foreign Assets Control List of Specially Designated Nationals and Blocked Persons or Sectoral Sanctions Identifications List; or (iv) been greater than 50% owned or controlled by any Person or Persons described in clauses (i) or (iii).

(c)            None of the Companies or Subsidiaries has (i) circumvented any existing Company internal accounting controls, (ii) falsified any books, records or accounts, (iii) established or maintained any “off balance sheet arrangements” as such term is defined in Regulation S-K of the Securities Exchange Act of 1934, or (iv) attempted to coerce or fraudulently influence an accountant in connection with any audit, review or examination of the financial statements of the Companies or Subsidiaries.

4.21            Accounts Receivable. The accounts receivable and other receivables reflected on the balance sheets included in the Financial Statements, and those arising after the dates thereof, are (a) valid receivables that have arisen from bona fide transactions in the ordinary course of business, (b) not subject to any valid counterclaims, setoffs, refunds, adjustments, defenses, security interests, or Liens, and (c) have not been factored or sold.

4.22            Product Liability and Warranties. (a) Each product and service that has been sold by any Company or Subsidiary has been sold in conformity in all material respects with all commitments under applicable Contracts and all express and implied warranties (if any) provided by such Company or Subsidiary, (b) no Company or Subsidiary has any material liability for damages in connection with any product warranty that is not covered by insurance, indemnification rights or other rights provided by applicable Law or Contract, and (c) no product or service sold by any Company or Subsidiary is subject to any guaranty, warranty or other indemnity by such Company or Subsidiary beyond those under applicable Law and the Companies’ and Subsidiaries’ standard terms and conditions of sale, which have been made available to Buyer.

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4.23            Inventory. All inventory, including raw materials, work in process and finished goods inventory, of products offered by the Companies and Subsidiaries has been designed, manufactured and stored in compliance with applicable Law, is free from material defects in design, materials, fabrication and workmanship, and is suitable for use or sale in the ordinary course of business and in compliance with applicable Law, subject to any reserves set forth in the Financial Statements. Schedule 4.23 of the Disclosure Schedule sets forth a schedule of inventory by location as of September 30, 2021, all of which inventory is owned by the Companies or Subsidiaries free and clear of any Lien other than Permitted Liens. The inventory of the Companies and Subsidiaries has been valued in a manner consistent with the Accounting Principles. Each Company and Subsidiary has on hand, or has ordered such quantities of raw materials, work in process and finished products as are reasonably required to maintain its normal level of operations consistent with past practices.

4.24            No Other Representations or Warranties. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties made by the Sellers or the Companies in Article 3, this Article 4 or in any Related Agreement, none of the Sellers, the Companies, the Subsidiaries, any Associated Person thereof nor any other Person makes any representation or warranty with respect to the Sellers, the Companies or the Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer, or any of its Associated Persons, of any documentation, forecasts, projections, plans or other information with respect to any one or more of the foregoing. Except for the representations and warranties made by the Sellers or the Companies in Article 3, this Article 4 or in any Related Agreement, all other representations and warranties, whether express or implied, are expressly disclaimed by the Sellers and the Companies.

Article 5

Representations and Warranties of Buyer

Buyer hereby represents and warrants to each Seller that:

5.1              Due Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

5.2              Due Authorization. Buyer has full corporate power and authority to enter into, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by Buyer. Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered its Related Agreements. This Agreement constitutes, and Buyer’s Related Agreements (assuming due power and authority of, and due execution and delivery by, the other Party or Parties hereto and thereto) constitute, legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, in each case, except as such enforceability may be limited by the Enforceability Exceptions.

5.3            Non-Contravention; Consents and Approvals.

(a)            The execution, delivery and performance by Buyer of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law to which Buyer or any of its properties or assets are subject; (ii) violate or conflict with the Governing Documents of Buyer; (iii) violate or result in a breach or default (or give rise to any right of termination, cancellation or acceleration), with or without the giving of notice, the lapse of time, or both, under any material Contract to which Buyer is a party; or (iv) except with respect to Permitted Liens or Liens related to the Financing, result in the creation of any Lien upon any of the assets or properties of Buyer; provided, however, that no representation or warranty is made in the foregoing clauses (i), (iii) and (iv) with respect to matters that would not have a material adverse effect on Buyer or materially impair Buyer’s ability to consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and the Related Agreements.

(b)            The execution, delivery and performance by Buyer of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not require any filing or registration by Buyer with, or notice by Buyer to, or authorization, qualification, consent, order or approval or other action with respect to Buyer by, any Governmental Authority; provided, however, that no representation or warranty is made with respect to filings, registrations, notices, authorizations, qualifications, consents, orders, approvals or actions that, if not made or obtained, would not materially impair Buyer’s ability to consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and the Related Agreements.

5.4            Investigation; Limitation on Warranties.

(a)            Buyer is consummating the transactions contemplated by this Agreement and the Related Agreements without any representation or warranty, express or implied, by any Person, except for the representations and warranties of Sellers set forth in Article 3 (Representations and Warranties Regarding Sellers) and of Sellers and the Companies set forth in Article 4 (Representations and Warranties Regarding the Companies) hereof, each as qualified by the Disclosure Schedule, or in any Related Agreement, which shall constitute the sole representations and warranties of Sellers and the Companies with respect to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Buyer agrees and acknowledges that none of Sellers, the Companies or their respective Associated Persons has made nor are any of them making, any representation or warranty whatsoever, express or implied, as to the accuracy or completeness of any information regarding Sellers, any of the Companies, the Subsidiaries or their respective business or assets, except as expressly set forth in this Agreement or in a Related Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule.

(b)            Buyer and its Representatives have conducted an independent investigation and verification of the Companies and the Subsidiaries (including their businesses, operations, assets, liabilities, condition (financial or otherwise), equity interests, properties, forecasts, projected operations and prospects). Buyer is knowledgeable about the industries and markets in which the Companies and the Subsidiaries operate, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer or its Representatives have fully reviewed this Agreement and the Disclosure Schedule and have had access to the materials made available to them in the Data Room relating to the transactions contemplated by this Agreement.

(c)            In connection with Buyer’s investigation of the Companies and the Subsidiaries, Buyer has received from or on behalf of Sellers certain projections, forward-looking statements, forecasts and estimates, including projected statements of operating revenues and income from operations of the Companies and the Subsidiaries and certain business plan information of the Companies and the Subsidiaries. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forward-looking statements, forecasts, estimates and plans; (ii) Buyer has made its own evaluation of the adequacy and accuracy of all such projections, forward-looking statements, forecasts, estimates and plans (including the reasonableness of the assumptions underlying such projections, forward-looking statements, forecasts, estimates and plans); and (iii) other than in the event of Fraud, Buyer shall have no claim against Sellers, the Companies and their respective Associated Persons or any other Person with respect thereto. Accordingly, except as set forth in this Agreement or in any Related Agreement, Sellers, the Companies and their respective Associated Persons make no representations or warranties whatsoever with respect to such projections, forward-looking statements, forecasts, estimates and plans, including the reasonableness of the assumptions underlying such projections, forward-looking statements, forecasts, estimates and plans.

(d)            Notwithstanding the foregoing, nothing herein shall limit Buyer’s rights or remedies in the event of a finding of Fraud as determined by a final, non-appealable order in a court of competent jurisdiction.

5.5            Litigation. Buyer is not (a) subject to any unsatisfied Governmental Order or (b) a party to any Action, or to the knowledge of Buyer, is threatened to be a party to any Action, which in the case of either clause (a) or (b), would adversely affect or delay Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.6            Financing.

(a)            Notwithstanding any other provision of this Agreement to the contrary, Buyer understands and acknowledges that the obligations of Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements are not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangement, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer.

(b)            The proceeds of the Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to consummate the transactions contemplated hereby and by the Related Agreements, including the payment of the Initial Purchase Price and the making of all associated payments on the Closing Date. Buyer has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing.

5.7            Acquisition for Investment. Buyer is aware that the Interests being acquired by Buyer pursuant to the transactions contemplated by this Agreement have not been registered under the Securities Act or under any state securities laws. Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and Buyer is purchasing the Interests solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Interests. Buyer acknowledges that the Interests may not be sold or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto.

5.8            Brokers and Finders. No broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with the transactions contemplated by this Agreement or any Related Agreement based on any agreement by or on behalf of Buyer.

5.9            Solvency. Immediately after giving effect to the Closing and the transactions contemplated by this Agreement and the Related Agreements, assuming the accuracy of the representations and warranties of the Sellers and the Companies contained in this Agreement and the Related Agreements, Buyer and its Subsidiaries (including the Companies), on a consolidated basis and taken as a whole, will be Solvent. For purposes of this Section 5.9, “Solvent” shall mean that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable United States federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. No transfer is being made and no obligation is being incurred by Buyer in connection with the transactions contemplated hereby or by the Related Agreements with the intent to hinder, delay, or defraud either present or future creditors of Buyer or its Affiliates.

5.10          R&W Insurance Policy. Attached hereto as Exhibit B (Form of R&W Insurance Policy) is a true, correct and complete copy of the form of R&W Insurance Policy, which will be bound by the R&W Insurer subject to the related binder agreement as of the date hereof.

5.11         Source of Funds; Anti-Money Laundering. Buyer has not, and none of its directors, officers, employees, or, to the knowledge of Buyer, any Representative or other Person acting for or on behalf of Buyer, has, in the past five (5) years, directly or indirectly, (a) established or maintained any unlawful fund of corporate monies or other properties, (b) created or caused the creation of any false or inaccurate books and records related to any of the foregoing or (c) otherwise violated any provision of the United States Money Laundering Control Act of 1986 or any other Law relating to money laundering. None of the funds used by Buyer to fund the Purchase Price or any other obligation of Buyer hereunder or under the Related Agreements shall have been sourced in violation of any Law relating to money laundering.

Article 6

Covenants

6.1            Preservation of Records; Post-Closing Access and Cooperation.

(a)            For a period of seven (7) years after the Closing Date, the Companies and the Subsidiaries shall preserve and retain, in accordance with Buyer’s applicable document retention policies, all material corporate, accounting, legal, auditing, human resources and other books and records of the Companies and the Subsidiaries (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Companies and the Subsidiaries prior to the Closing Date. Notwithstanding the foregoing, the Companies shall retain the books and records with respect to Tax matters that are in the possession of the Companies at the Closing until the expiration of the applicable statute of limitations, including any extensions thereof.

(b)            Buyer, the Companies and the Subsidiaries shall, after the Closing Date, afford to Sellers and their Representatives reasonable access during normal business hours to (i) the books and records (including for the purpose of examining and copying) of the Companies and the Subsidiaries relating to the conduct of the business and operations of the Companies and the Subsidiaries prior to the Closing Date; and (ii) any Tax Returns that are related to a Pre-Closing Period but are to be filed after the Closing Date or that relate to a Straddle Period of the Companies or the Subsidiaries, in each case to the extent reasonably necessary (A) for the purpose of preparing any Tax Returns or financial statements or (B) pursuant to applicable Law or any audit request, subpoena or other investigative demand by any Governmental Authority or for any Actions, other than against Buyer or its Affiliates (including the Companies and the Subsidiaries).

(c)            Upon the reasonable request of Buyer or Sellers, each Party will on and after the Closing Date execute and deliver to the other Parties such other documents, assignments and other instruments as may be reasonably required to effectuate completely the transactions contemplated by this Agreement and the Related Agreements, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

6.2            Employees and Benefits.

(a)            The Employees who remain employed by the Companies or the Subsidiaries following the Closing Date shall be referred to herein as “Continuing Employees.” Buyer agrees prior to the Closing Date to cooperate with and to provide information to the Companies as necessary or appropriate to comply with or satisfy any requirement or custom to consult with or provide information to, with respect to any of the transactions contemplated by this Agreement, any employee or labor organization representing or related to employees of any of the Companies or any of the Subsidiaries.

(b)            For a period of no less than one (1) year following the Closing Date, Buyer shall, or shall cause the Companies and the Subsidiaries to, provide to each Continuing Employee (i) a base salary or wages that are not less than the base salary or wages provided to such Continuing Employee immediately prior to the Closing, (ii) variable/incentive/bonus pay programs that, taken as a whole, are substantially similar in value (excluding any value attributable to equity and equity-based compensation) to those provided to such Continuing Employee immediately prior to the Closing and (iii) other benefit plans and arrangements that are substantially comparable in the aggregate to, those provided to such Continuing Employee immediately prior to the Closing Date. Notwithstanding the foregoing, this Section 6.2 shall not limit the obligation of any of Buyer, the Companies and the Subsidiaries or their Affiliates to comply with Laws or to maintain any compensation arrangement or benefit plan in effect. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee for any specified period following the Closing, and this Agreement shall not be construed so as to prohibit Buyer, the Companies and the Subsidiaries from having the right to terminate the employment of any Continuing Employee; provided, however, that any such termination is effected in accordance with Law.

(c)            To the extent applicable with respect to employee benefit plans, programs and arrangements that are established or maintained by Buyer and its Affiliates (including, for periods after the Closing, the Companies and the Subsidiaries) for the benefit of Continuing Employees (“Buyer Plans”), Continuing Employees (and their eligible dependents) shall be given credit for their service with Companies and the Subsidiaries (i) for eligibility and vesting purposes for all such Buyer Plans, and solely for purposes of vacation and severance, for benefit accrual purposes, to the extent such service was taken into account under a corresponding Benefit Plan immediately prior to the Closing, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations, and to the extent the Buyer Plans receive information reasonably necessary from the applicable Benefit Plans, shall be given credit for amounts paid under a corresponding Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plans. Notwithstanding the foregoing provisions of this Section 6.2(c), service and other amounts shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in duplication of benefits.

(d)            On and after Closing, Buyer, the Companies and the Subsidiaries shall be responsible for any and all notices, liabilities, costs, payments and expenses arising from any action by Buyer, the Companies and the Subsidiaries (including breach of contract, defamation or retaliatory discharge) regarding the Continuing Employees, including any such liability (i) under any Law that relates to employees, employee benefit matters or labor matters, (ii) for dismissal, wrongful termination or constructive dismissal or termination, or severance pay or other termination pay, or (iii) under or with respect to any benefit plan, program, collective bargaining agreement, Contract, policy, commitment or arrangement of the Companies or any of the Subsidiaries, including with respect to severance or retention plans, or to the extent such severance or retention plans provide payments or benefits with respect to any Continuing Employee.

(e)            In any termination or layoff of any Continuing Employee by Buyer, the Companies and the Subsidiaries on or after the Closing, Buyer, the Companies and the Subsidiaries will comply fully, if applicable, with the WARN Act and all other applicable Laws requiring notice to employees. Buyer shall not, and shall cause the Companies and the Subsidiaries to not, at any time prior to sixty (60) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act or similar Laws affecting in whole or in part any facility, site of employment, operating unit or employee of the Companies and the Subsidiaries without complying fully with the requirements of the WARN Act or similar Laws. Buyer, the Companies and the Subsidiaries will bear the cost of compliance with (or failure to comply with) any such Laws.

(f)            Notwithstanding the preceding provisions of this Section 6.2, this Section 6.2 is not intended to and shall not (i) create any third party rights, (ii) amend any Benefit Plan or Buyer Plan, (iii) require Buyer or any Company or Subsidiary to continue any Benefit Plan beyond the time when it otherwise lawfully could be terminated or modified or (iv) provide any Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

6.3            Public Announcements. No Party shall and each Party shall cause its respective Representatives not to issue any press release or public disclosures with respect to this Agreement, including the terms hereof, and the transactions contemplated hereby, except (a) with the prior written consent of each of Buyer and Sellers; or (b) to the extent required by applicable Law or the rules of any securities exchange on which a Party’s or a Party’s Affiliates’ securities are traded (in which case the Party issuing such press release or making such public statement shall, if practicable in the circumstances, use commercially reasonable efforts to allow the other Parties reasonable time to comment on such release or statement in advance of its issuance and will consider in good faith the advice of such other Party with respect thereto). Buyer and Sellers shall cooperate in good faith to prepare a press release to be issued by Buyer on the Closing Date, the terms of which shall be mutually agreed upon by the parties.

6.4            Indemnification of Directors and Officers.

(a)            For six (6) years from and after the Closing Date, Buyer agrees to cause each of the Companies and the Subsidiaries to jointly and severally indemnify and hold harmless all of their past and present officers, managers and directors to the same extent such persons are indemnified by the Companies or the Subsidiaries as of the date hereof pursuant to the Governing Documents of the Companies or the Subsidiaries, for acts or omissions occurring at or prior to the Closing Date; provided, however, that with respect to any claim for indemnification by any Buyer Indemnified Parties under Article 7 or other claims arising under this Agreement, none of the foregoing persons entitled to indemnification in accordance with this Section 6.4 shall be entitled to make any claim for indemnification against any of Buyer, the Companies, the Subsidiaries or any of their Affiliates by reason of the fact that such person was an employee, agent, manager or officer of any Company or Subsidiary.

(b)            Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the consummation of the Closing indefinitely. In the event that Buyer, the Companies or the Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, Buyer shall cause the successors and assigns of Buyer, the Companies or the Subsidiaries, as the case may be, to expressly assume and be bound by the obligations set forth in this Section 6.4.

(c)            The obligations of Buyer, the Companies and the Subsidiaries under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.4 applies without the written consent of such affected indemnitee.

6.5            Tax Matters.

(a)            Sellers shall, at the Sellers’ expense, prepare and file (or cause to be prepared and filed) any Pass-Through Tax Returns of the Companies and the Subsidiaries for any Pre-Closing Period, regardless of when such Pass-Through Tax Returns are required to be filed. All such Tax Returns shall be prepared in a manner consistent with past practice of each respective Company and Subsidiary, to the extent such past practice complies with applicable Law. Sellers shall permit Buyer to review and comment on each such Tax Return prepared by Sellers prior to filing and shall consider in good faith such revisions as are reasonably requested by Buyer.

(b)           Sellers shall, at the Sellers’ expense, prepare or cause to be prepared all Tax Returns which are not Pass-Through Tax Returns for the Companies and Subsidiaries for all Pre-Closing Periods that are due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice of each respective Company and Subsidiary, to the extent such past practice complies with applicable Law. No later than twenty (20) days prior to the due date (including extensions and unless such Tax Return is due within thirty (30) days after the Closing Date, in which case Sellers shall deliver such Tax Returns five (5) days prior to the due date) for filing such Tax Returns, Sellers shall deliver the Tax Returns to Buyer for its review and comment, and Sellers shall consider Buyer’s comments in good faith. Buyer shall file or cause to be filed all such Tax Returns on or prior to the due date (including extensions) for filing such Tax Returns, and shall timely pay all Taxes due as reflected thereon.

(c)            Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies and the Subsidiaries for any Straddle Period (such Tax Returns, the “Straddle Returns”). All Straddle Returns shall be prepared in a manner consistent with past practices of each respective Company and Subsidiary, to the extent such past practice complies with applicable Law. No later than twenty (20) days prior to the due date (including extensions) for filing the Straddle Returns (unless such Straddle Return is due within twenty (20) days after the Closing Date, in which case Buyer shall deliver such Straddle Return five (5) days prior to the due date), Buyer shall deliver the Straddle Returns to Sellers for review and comment. Buyer shall make all changes with respect to the pre-Closing portion of such Straddle Returns as are reasonably requested by Sellers. Buyer shall file or cause to be filed the Straddle Returns on or prior to the due date (including extensions) for filing such Straddle Returns, and shall timely pay all Taxes due as reflected on such Straddle Returns. In the case of any Straddle Period, (A) real and personal ad valorem Taxes and other similar Taxes that, in each case, are not measured by or based on income or gross receipts, shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a daily pro rata basis, and (B) all other Taxes shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a closing of the books basis at the end of the day on the Closing Date.

(d)            If (1) (i) the amount of Taxes shown as due and owing on any Tax Return of a Company or Subsidiary for a Pre-Closing Period or (ii) the amount of Taxes shown as due and owing on any Tax Return of a Company or Subsidiary for a Straddle Period which are apportioned to a taxable period ending on the Closing Date exceeds the accrual for such Taxes reflected in Estimated Taxes Payable (such excess amount with respect to any such Tax Return, an “Unpaid Taxes Shortfall”) and (2) such Unpaid Taxes Shortfall is indemnifiable by Sellers pursuant to Section 7.2(a)(iii), then, no later than sixty (60) days after the filing of the relevant Tax Return, Buyer shall be entitled to recover an amount equal to the applicable Unpaid Taxes Shortfall pursuant to Section 7.2(a)(iii).   If (A) the amount of Taxes shown as due and owing on any Tax Return of a Company or Subsidiary for a Pre-Closing Period or (B) the amount of Taxes shown as due and owing on any Tax Return of a Company or Subsidiary for a Straddle Period which are apportioned to a taxable period ending on the Closing Date is less than the accrual for such Taxes reflected in Estimated Taxes Payable (net of any prior payments of Taxes made that were chargeable against such accruals) (such excess amount with respect to any such Tax Return, an “Unpaid Taxes Surplus”), then, no later than sixty (60) days after the filing of the relevant Tax Return, Buyer shall remit such Unpaid Taxes Surplus to the Sellers, apportioned among the Sellers and to the accounts as specified by the Sellers in writing.

(e)            All United States federal, state, local, non-United States transfer, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon or arising out of any transaction contemplated by this Agreement (“Transfer Taxes”) shall be paid by 50% by Buyer and 50% by Sellers. The Party customarily responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Parties shall reasonably cooperate in duly and properly preparing any such Tax Returns and other documentation required to be filed in connection with such Transfer Taxes. The Party responsible for filing any such Tax Returns shall provide to the other Party evidence of timely filing and payment of all such Transfer Taxes and the Parties shall promptly make all such payments among each other to give effect to the first sentence of this Section 6.5(e). The Parties agree to timely sign and deliver (or cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

(f)            The Companies, the Subsidiaries, Sellers and Buyer shall reasonably cooperate, and shall cause their respective Representatives to reasonably cooperate, at the expense of the requesting party, in preparing and filing all Tax Returns of the Companies and the Subsidiaries, relating to any Pre-Closing Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with Taxes of the Companies or any of the Subsidiaries relating to any Pre-Closing Period or Straddle Period, and in resolving all disputes and audits with respect to all such periods ending on or before the Closing Date and Straddle Periods.

(g)            In the event of a Tax Contest, the following provisions shall control:

(i)            As soon as reasonably practicable upon receipt of written notice of a Tax Contest (other than a Tax Contest related to Specified State Taxes) by Buyer or any Company or Subsidiary, Buyer will notify Sellers in writing of such Tax Contest.

(ii)           Sellers shall control the defense of any Tax Contest unrelated to Specified State Taxes in respect of a Pre-Closing Period, at Sellers’ own expense, provided that (A) Buyer shall cooperate in good faith with Sellers in the defense of such Tax Contest, (B) Buyer shall have the right to participate, at Buyer’s own expense, in such Tax Contest, and (C) Sellers shall not settle or compromise any such Tax Contest without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Sellers affirmatively waive their right to control the defense of such Tax Contest, then Buyer (1) shall have the right to control the defense of such Tax Contest at Sellers’ expense, in which event Sellers agree to reasonably cooperate with Buyer and (2) shall keep Sellers reasonably informed of the status of developments with respect to such Tax Contest.

(iii)           Buyer shall have the right to control the defense of any Tax Contest unrelated to Specified State Taxes in respect of a Straddle Period, provided that Sellers shall have the right to participate, at Sellers’ expense, in such Tax Contest, and provided further that Buyer shall not settle or compromise any such Tax Contest without Sellers’ prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

(iv)          Buyer shall control the defense of any Tax Contest related to Specified State Taxes at Buyer’s expense.

(h)            Without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, none of Buyer, the Companies, the Subsidiaries or any of their respective Affiliates shall amend, refile or modify any previously filed Tax Returns with respect to the Companies or the Subsidiaries for a Pre-Closing Period.

(i)             The Parties agree to treat the purchase of the Interests of each of Networks and Holdings consistently with Revenue Ruling 99-6, Situation 2, and accordingly, Buyer shall be treated for Tax purposes as acquiring the assets of Networks, Holdings and the Subsidiaries, and each Seller shall be treated as selling a partnership interest, in each case, in exchange for the consideration paid for the Interests of each of Networks and Holdings pursuant to this Agreement (including any assumed liabilities to the extent properly taken into account under the Code). Each of Buyer and Sellers shall prepare and timely file all relevant Tax Returns on a basis consistent with the foregoing and take no inconsistent position on any Tax Return, in any audit or similar proceeding relating to Taxes before any Governmental Authority, or otherwise, except to the extent otherwise required by applicable Law.

(j)             Sellers shall join with Buyer in making an election under Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign Law applicable to Income Taxes (collectively, the “Section 338(h)(10) Election”) with respect to the purchase of the Interests of each of Wireless and VClipz. Buyer shall deliver to Sellers, no later than ten (10) days prior to the Closing Date, drafts of IRS Form 8023 and any similar forms under applicable state, local and foreign Income Tax law (collectively, the “Section 338(h)(10) Election Forms”). Sellers shall review the Section 338(h)(10) Election Forms and shall provide any proposed revisions to Buyer within five (5) days after the receipt thereof from Buyer. The Section 338(h)(10) Election Forms shall be duly executed by Sellers and Buyer at or prior to the Closing. Buyer shall duly and timely file with the appropriate Taxing authorities pursuant to applicable Law the Section 338(h)(10) Election Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local, or foreign Law applicable to Income Taxes, but, in any event, no later than thirty (30) days after the Closing Date. If, after the filing of any such Section 338(h)(10) Election Forms, any changes or supplements are required thereto, Buyer and Sellers shall complete any required amendments or supplements thereto, and Buyer and Sellers shall promptly execute such amended form and Buyer shall timely file such amended form, and any required supplements thereto, with the appropriate Taxing authorities.

(i)             The Final Purchase Price and any other applicable amounts required to be included under the Code shall be allocated among the assets of each of Wireless and VClipz in accordance with Sections 338 and 1060 of the Code, the applicable United States Treasury Regulations promulgated thereunder (and any similar provision of Law) and Exhibit D-2 attached hereto (such Exhibit D-2, the “Section 338(h)(10) Allocation Principles”). Buyer shall prepare and deliver a draft allocation schedule to Sellers at the time set forth in Section 2.5(c) (the “Section 338(h)(10) Allocation Schedule”). Sellers may dispute any amounts reflected in such allocation by providing written notice to Buyer of the disputed items, and setting forth in reasonable detail the basis of such dispute, within thirty (30) days following receipt of such allocation. In the event Sellers and Buyer are unable to resolve any dispute within such thirty (30) day period, Sellers and Buyer shall submit the dispute to the Referral Firm in the manner provided in Section 2.4. Each of Buyer and Sellers shall (A) be bound by the final Section 338(h)(10) Allocation Schedule (as modified by the mutual agreement of Buyer and Sellers in accordance with this Section 6.5(j)(i)) for purposes of determining any Taxes, (B) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the final Section 338(h)(10) Allocation Schedule, and (C) take no position, and cause its Affiliates to take no position, in any refund claim, in any audit, dispute or proceeding before any Taxing authority or otherwise with respect to such Tax Returns, except as may be required by applicable Law. Any adjustments to the Purchase Price or other amounts payable by Buyer to any Sellers pursuant to this Agreement subsequent to the finalization of the Section 338(h)(10) Allocation Schedule shall be reflected in amendments to the Section 338(h)(10) Allocation Schedule in a manner consistent with Treasury Regulations section 1.1060-1.

(k)            Sellers shall cause the Companies and the Subsidiaries to terminate any existing Tax sharing agreements as of the Closing Date.

(l)             The Parties shall cause the Companies eligible to do so to effect a “push out” election under Section 6226 of the Code (and similar state and local Tax Laws) with respect to any Pre-Closing Tax Period.

(m)           Any refunds in respect of Taxes for which Sellers would be responsible that are received by Buyer, the Companies or the Subsidiaries and any amounts credited against such Taxes resulting from the overpayment of Taxes to which Buyer, the Companies or the Subsidiaries become entitled shall be for the account of Sellers. Buyer shall promptly pay over to the Sellers any such refund or the amount of such credit in respect of such Taxes upon receipt thereof. At the request of Sellers, Buyer shall (at the sole expense of Sellers) take, or cause the Companies, the Subsidiaries or its Affiliates to take, any reasonable action necessary to promptly claim refunds attributable to any taxable period or portion thereof ending on or prior to the Closing Date.

(n)            The Parties agree that any deductions or losses economically borne by the Sellers in connection with the transactions and payments contemplated by this Agreement (including payments or accrual of Sellers Transaction Expenses or Indebtedness) shall, to the extent deductible pursuant to applicable Law, be applied to a Pre-Closing Period to the maximum extent allowable by Law and any refunds, credits or other Tax benefits arising therefrom shall be for the account of Sellers.

6.6            Representation and Warranty Insurance. Buyer shall not, following the Closing, amend, terminate, reduce coverage under or modify the R&W Insurance Policy in a manner that would adversely affect Sellers, the Companies or their respective Associated Persons without the prior written consent of Sellers.

6.7            Release. By executing and delivering this Agreement and effective only upon the Closing, each Seller on behalf of itself or himself and each of his or its representatives, directors, managers, officers, owners, attorneys, agents, employees, Affiliates, successors and assigns (as applicable) (the “Releasing Parties”), hereby releases, forever discharges and covenants not to sue each Company, each Subsidiary and each of their respective individual, joint or mutual representatives, directors, managers, officers, attorneys, agents, employees, Affiliates, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from and with respect to any and all claims, dues and demands, proceedings, causes of action, orders, obligations, Contracts, debts, obligations and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Releasing Parties now have, have ever had or may hereafter have against the respective Releasees to the extent arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date; provided, however, that this release shall not apply to (a) any rights or claims of any Releasing Party explicitly set forth in this Agreement or any Related Agreement, (b) subject to Section 6.4(a), any rights to indemnification or exculpation provided for in the Governing Documents of any Company or Subsidiary or otherwise in effect as of the date hereof, or claims with respect thereto, or (c) any claims by an employee for wages, bonuses, and benefits earned prior to the Closing Date.

6.8            Confidentiality. After the Closing:

(a)            each Seller shall hold, and shall use its reasonable best efforts to cause its Affiliates, and their respective officers, directors, managers, employees and agents to hold, in strict confidence from any Person, (i) all documents and information concerning Buyer, or any of Buyer’s Affiliates furnished to it by Buyer or Buyer’s Representatives in connection with this Agreement or the transactions contemplated hereby, and (ii) all nonpublic, confidential or proprietary information of or regarding the Companies and Subsidiaries; and

(b)            Buyer shall hold, and shall use its reasonable best efforts to cause its Affiliates, and their respective officers, directors, employees and agents to hold, in strict confidence from any Person, all documents and information concerning Sellers furnished to it by Sellers or the Companies or their respective Representatives, in connection with this Agreement or the transactions contemplated hereby; provided, however, that the foregoing restrictions shall not apply to Buyer’s or any of its Affiliates’ use or disclosure of documents and information concerning the Companies or Subsidiaries;

unless in the case of either (a) or (b) above: (i) such party is compelled to disclose such documents or information by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law, (ii) such documents or information are disclosed in an Action brought by a party in pursuit of its rights or in the exercise of its remedies hereunder, or (iii) such documents or information can be shown to have been (A) other than the information described in subsection (a)(ii) above, previously known by the party receiving such documents or information, (B) in the public domain through no fault of such receiving party or (C) later acquired by the receiving party from another source if, to the knowledge of the receiving party after reasonable inquiry, such source is not under an obligation to another party to keep such documents and information confidential.

6.9            Company Credit Cards. Buyer and the Companies shall use their respective commercially reasonable efforts to cause, within thirty (30) days after the Closing, the removal of any personal guaranties or other security of the Sellers or their Affiliates from any credit cards owned by, issued to or used by the Companies or the Subsidiaries or their respective employees. Buyer and the Companies shall indemnify and hold harmless any guarantor of such credit cards in the event of Loss to related to the continuing guaranty of any post-Closing obligations of the Companies under such credit cards.

Article 7

Indemnification

7.1            Survival. The representations and warranties of Sellers contained in Article 3 (Representations and Warranties Regarding Sellers), of Sellers and the Companies contained in Article 4 (Representations and Warranties Regarding the Companies) and of Buyer contained in Article 5 (Representations and Warranties of Buyer), and the indemnification obligations of the respective parties with respect thereto, shall survive the Closing for a period of twelve (12) months following the Closing, except that the Fundamental Representations shall survive the Closing for a period of six (6) years following the Closing. All covenants and agreements contained herein that are to be performed on or prior to the Closing, and the respective parties’ indemnification obligations with respect thereto, shall survive the Closing for a period of twelve (12) months and all other covenants and agreements contained herein will survive the Closing in accordance with their terms and the indemnification obligations of the respective parties with respect thereto will survive until the termination or expiration of any such obligations. Notwithstanding the foregoing, claims for Fraud on the part of any Party shall survive indefinitely.

No claim for indemnification may be asserted following the expiration of the applicable survival period for the representation, warranty, covenant or agreement that is the basis for such claim; provided, however, that if, at any time prior to the expiration of the applicable survival period, an Indemnified Party delivers to Sellers or Buyer, as applicable, a written notice of a claim, then the claim asserted in such notice, and the indemnification obligations of the Indemnifying Party with respect thereto, shall survive the applicable expiration date until such claim is fully and finally resolved. It is the intention of the Parties that the statute of limitations be modified as described above.

7.2            Indemnification. Subject to the limitations set forth in this Article 7:

(a)            Sellers shall, jointly and severally, indemnify and defend Buyer and its Affiliates (including following the Closing, the Companies and Subsidiaries) and their respective managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnified Parties”) against, and shall hold them harmless from, any and all Losses incurred, sustained or suffered by them attributable to, resulting from or arising out of:

(i)            any breach of, or inaccuracy in, any of the representations or warranties of Sellers or the Companies contained in Article 4 (Representations and Warranties Regarding the Companies) other than with respect to Specified State Taxes, as of the date hereof or as of the Closing Date, in each case without giving effect to any qualification of materiality, Material Adverse Effect or “in all material respects” contained therein, other than in Section 4.4(a) and the second sentence of Section 4.5, and in any defined terms or the definitions thereof;

(ii)            the breach of any covenant, undertaking, agreement or other obligation of the Companies or Sellers contained in this Agreement;

(iii)          Taxes (or the non-payment thereof) of, or attributable to, (A) the Companies or Subsidiaries for all taxable periods or portions thereof ending on or prior to the Closing Date, and (B) any Person (other than the Companies or Subsidiaries) for which the Companies or Subsidiaries may be liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar Laws), as a transferee or successor, by Contract or otherwise, which relate to an event occurring on or prior to the Closing Date; provided, however, that notwithstanding anything to the contrary in this Agreement, the Taxes described in this Section 7.2(a)(iii) and any related Losses for which the Sellers may be liable shall not include, and the Buyer Indemnified Parties shall not be indemnified with respect to, (x) any amount to the extent reflected in the calculation of Estimated Taxes Payable or (y) any Specified State Taxes;

(iv)          to the extent not paid pursuant to Section 2.3 (Payment of Initial Purchase Price) or Section 2.4 (Purchase Price Adjustment), any Unpaid Sellers Transaction Expenses or unpaid Indebtedness as of the Closing;

(v)           any inaccuracy or alleged inaccuracy in the Funds Allocation; or

(vi)          the matters set forth in Schedule 7.2(a)(vi).

(b)            Each Seller shall, severally and not jointly, indemnify and defend the Buyer Indemnified Parties against, and shall hold them harmless from, any and all Losses attributable to, resulting from or arising out of:

(i)             any breach of, or inaccuracy in, any of the representations or warranties of such Seller contained in Article 3 (Representations and Warranties Regarding Sellers), as of the date hereof or as of the Closing Date, in each case without giving effect to any qualifications of materiality, Material Adverse Effect or “in all material respects” contained therein; or

(ii)            the breach of any covenant, undertaking, agreement or other obligation that is specific to such Seller contained in this Agreement.

(c)            Buyer shall indemnify and defend Sellers and their managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) against, and shall hold them harmless from, any and all Losses attributable to, resulting from or arising out of:

(i)             any breach of, or inaccuracy in, any of the representations or warranties of Buyer contained in Article 5 (Representations and Warranties of Buyer), as of the date hereof or as of the Closing Date, in each case without giving effect to any qualification of materiality or “in all material respects” contained therein; or

(ii)            the breach of any covenant, undertaking, agreement or other obligation of Buyer contained in this Agreement.

7.3            Limitations on Indemnification.

(a)            Deductible. Other than for Losses resulting from a finding of Fraud, as determined by a final, non-appealable order in a court of competent jurisdiction, none of the Buyer Indemnified Parties nor the Seller Indemnified Parties (as applicable, an “Indemnified Party”) shall be entitled to indemnification for any Loss under Section 7.2(a)(i), Section 7.2(b)(i) or Section 7.2(c)(i), as applicable (other than Losses as a result of inaccuracies of any Fundamental Representations), unless and until the aggregate amount of such Losses suffered, sustained or incurred by all of the Buyer Indemnified Parties, collectively, under Section 7.2(a)(i) and Section 7.2(b)(i) or all of the Seller Indemnified Parties, collectively, under Section 7.2(c)(i), as applicable, that would otherwise be indemnifiable exceeds one million seven hundred and thirty-eight thousand Dollars ($1,738,000) (the “Deductible”), at which point the obligation to provide indemnification to the applicable Indemnified Party shall be for amounts in excess of the Deductible.

(b)            Cap Amount. Other than for Losses resulting from a finding of Fraud, as determined by a final, non-appealable order in a court of competent jurisdiction, the maximum aggregate liability of the Sellers or Buyer (as applicable, the “Indemnifying Party”) to any Buyer Indemnified Party or Seller Indemnified Party, as applicable, for any Losses under Section 7.2(a)(i), Section 7.2(b)(i) or Section 7.2(c)(i), as applicable (other than Losses as a result of inaccuracies of any Fundamental Representations), shall not exceed one million seven hundred and thirty-eight thousand Dollars ($1,738,000). Absent Fraud, the Sellers’ and Buyer’s respective maximum liability pursuant to this Article 7 shall be limited to an amount equal to the Final Purchase Price.

(c)            Additional Limitations.

(i)             The amount of any Losses suffered, sustained or incurred by any Indemnified Party shall be reduced by the amount such Indemnified Party actually recovers (after deducting all attorneys’ fees, expenses and other costs of recovery (including any deductible amount) and any resultant increase in insurance premiums of the Indemnified Party but only to the extent that such increases in such insurance premiums are determined to be directly attributable to any such Losses suffered in connection with this Agreement or the transactions contemplated hereby) from any insurer (including pursuant to the R&W Insurance Policy, but excluding self-insurance or captive insurance it being understood that recoveries under the R&W Insurance Policy or other insurance will not function to permit double recovery for the same claim or incident) or other Person then liable for such Losses.

(ii)            If any Indemnified Party receives any amounts under insurance coverage (including pursuant to the R&W Insurance Policy, but excluding self-insurance or captive insurance, it being understood that recoveries under the R&W Insurance Policy or other insurance will not function to permit double recovery for the same claim or incident) or from any Person with respect to Losses sustained at any time subsequent to any payment for those Losses to such Indemnified Party pursuant to this Article 7, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party (to an account designated by such Indemnifying Party) for any payment made up to such amount received under insurance coverage with respect to such Losses (subject to the limitations set forth in subsection (i) above).

(iii)           Each Person entitled to indemnification under this Article 7 acknowledges that it has a duty to take commercially reasonable steps required by applicable Law to mitigate all Losses after becoming aware of any event which gives rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. Buyer further agrees to use commercially reasonable efforts to recover all Losses eligible for recovery under the R&W Insurance Policy from the R&W Insurer pursuant to such policy (though no action related thereto shall be required as a condition precedent to the submission of a Claim pursuant to this Article 7).

(iv)          Any Losses for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach or inaccuracy of more than one representation, warranty, covenant, or agreement of this Agreement.

7.4            Claims Procedure.

(a)            Non-Third Party Claims. If a claim for Losses (a “Claim”) is to be made by any Indemnified Party that does not involve a third party, such Indemnified Party shall give written notice (a “Claim Notice”) to Sellers (and, prior to the twelve (12) month anniversary of the Closing Date, the Escrow Agent) if the Claim Notice is being given by a Buyer Indemnified Party and to Buyer if the Claim Notice is being given by a Seller Indemnified Party, in each case, promptly after such Indemnified Party becomes aware of any fact, condition or event giving rise to Losses for which indemnification may be sought under Section 7.2, which Claim Notice shall specify in reasonable detail, to the extent reasonably known and practicable at such time, the amount of the Claim and the individual item of Loss included in the amount so stated, the date (if any) such item was suffered, sustained or incurred and the basis for indemnification. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent the applicable Indemnifying Party is actually prejudiced by such delay or failure. If the applicable Indemnifying Party (i) notifies the Indemnified Party that they do not dispute the claim described in such Claim Notice or (ii) fails to respond within thirty (30) days following receipt of such Claim Notice, the Losses identified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 7.2(a), (b) or (c), as applicable. If the applicable Indemnifying Party notifies the Indemnified Party that it disputes its liability with respect to such Claim or the estimated amount of such Losses within thirty (30) days following receipt of such Claim Notice, the parties shall attempt in good faith to resolve such dispute.

(b)             Third Party Claims.

(i)             If any Indemnified Party receives notice of the assertion of any Claim or the commencement of any Action by a third party with respect to a matter subject to indemnity hereunder (excluding any Tax Contest) (a “Third Party Claim”), notice thereof (a “Third Party Notice”) shall promptly be given to Sellers (and, prior to the twelve (12) month anniversary of the Closing Date, the Escrow Agent) if the Third Party Notice is being given by a Buyer Indemnified Party or to Buyer if the Third Party Notice is being given by a Seller Indemnified Party. The Third Party Notice shall specify in reasonable detail, to the extent reasonably known and practicable at such time, the amount of the Claim and the item of Loss included in the amount so stated, the date (if any) such item was suffered, sustained or incurred and the basis for indemnification, and will include copies of all notices and documents (including court papers) served on or received by the Indemnified Party. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent such delay or failure actually prejudices the Indemnifying Parties’ ability to defend such Third Party Claim. After receipt of a Third Party Notice, the Indemnifying Parties shall have the right (subject to this Section 7.4 and any rights of the R&W Insurer), but not the obligation, by providing written notice to the Indemnified Party, to (A) take control of the defense and investigation of such Third Party Claim, (B) employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party’s sole cost and expense, and (C) compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that such consent will not be required if such settlement includes an unconditional release of the Indemnified Party and provides solely for payment of monetary damages that the Indemnifying Party pays in full.

(ii)            If the Indemnifying Party desires to defend the Indemnified Party against a Third Party Claim, (A) the Indemnifying Party shall use its reasonable best efforts to defend diligently such Third Party Claim and (B) the Indemnified Party, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, but with such actions not being determinative of the amount of any Losses. The Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s request, with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom, including, if appropriate and related to such Third Party Claim, in making any counterclaim against the third party claimant, or any cross complaint against any Person, in each case, at the expense of the Indemnifying Party. The Indemnified Party may, at its own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, if (I) the employment of counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or claim, (II) the Indemnifying Party shall not have employed, or is prohibited under this Section 7.4 from employing, counsel in the defense of such action or claim, or (III) such Indemnified Party shall have reasonably concluded that a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party or there may be defenses available to the Indemnified Party that are contrary to, or inconsistent with, those available to the Indemnifying Party, then, in any such event, the fees and expenses of not more than one additional counsel for the Indemnified Party shall be borne by the Indemnifying Party, provided that the additional counsel so selected shall be acceptable to the Indemnifying Party, such acceptance not to be unreasonably withheld, conditioned or delayed.

(iii)           Notwithstanding the foregoing, if (A) the Indemnifying Party does not elect to assume such defense and investigation in writing within fifteen (15) days after receipt of the Third Party Notice and acknowledge its obligation to indemnify the Indemnified Party against Losses arising from such Third Party Claim, (B) such Third Party Claim seeks an injunction or other equitable remedies in respect of the Indemnified Party or its business, (C) such Third Party Claim is reasonably likely to result in liabilities that, taken with other then-existing claims under this Article 7, would not be fully indemnified hereunder, (D) the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (E) such Third Party Claim seeks a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (F) such Third Party Claim relates to any material ongoing business of the Indemnified Party (which, in the case of Buyer, shall include the Companies and Subsidiaries after the Closing), then the Indemnified Party shall have the right, but not the obligation (upon delivering notice to such effect to the Indemnifying Party) to retain separate counsel of its choosing, defend such Third Party Claim and have the sole power to direct and control such defense (at the cost and expense of the Indemnifying Party, subject to the limitations set forth in this Article 7); it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by retaining the defense of such Third Party Claim. Notwithstanding anything herein to the contrary, whether or not the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall not settle, compromise or pay such Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)          The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

7.5            Indemnification Payments. Any payment under this Article 7 shall be treated as an adjustment to the Final Purchase Price for Tax purposes and shall be made by wire transfer of immediately available funds.

7.6            Payments from Escrow.

(a)            Subject to the terms and conditions of this Article 7, any amounts payable to the Buyer Indemnified Parties pursuant to this Article 7 shall be paid to any Buyer Indemnified Party (i) first, in accordance with and subject to the limitations of Section 7.3, from the Escrow Account until the “retention amount” (or correlative term defined in the R&W Insurance Policy) has been met pursuant to the R&W Insurance Policy, (ii) second, to the extent eligible for recovery thereunder, as a recovery under the R&W Insurance Policy, and (iii) thereafter, subject to the limitations in this Article 7 and only to the extent there is no amount remaining in the Escrow Fund and no recovery available pursuant to the R&W Insurance Policy, directly from the Sellers.

(b)            Any release of funds from the Escrow Account pursuant to subsection (a) above shall be subject to the terms of the Escrow Agreement and the provisions for dispute of indemnification claims contained therein. In particular, the Escrow Agent shall release funds to Sellers as follows:

(i)            on the date which is twelve (12) months following the Closing Date (the “Release Date”), all of the then-remaining Escrow Fund in excess of any amounts with respect to (A) which Buyer Indemnified Parties have asserted a good faith claim for, but not yet received, disbursement from the Escrow Account, and (B) any unresolved claims of Buyer Indemnified Parties for indemnification under this Agreement (all such claims in subsections (A) and (B) being hereinafter referred to as “Pending Claims”); and

(ii)            promptly upon resolution pursuant to the Escrow Agreement and Section 7.4 of any Pending Claims existing as of the Release Date, all of the then-remaining Escrow Fund that would have been released from the Escrow Fund to Sellers as of the Release Date in the absence of such Pending Claim that is not payable to Buyer Indemnified Parties in accordance with such resolution.

7.7            Exclusive Remedies. The parties acknowledge and agree that, following the Closing, (a) the indemnification obligations of Sellers under this Article 7 and the remedies set forth herein shall constitute the sole and exclusive remedies of the Buyer Indemnified Parties for any breach of or inaccuracy in any representation or warranty of Sellers or the Companies set forth in this Agreement, and any breach, non-fulfillment or default in the performance of any covenant or agreement of Sellers or the Companies set forth in this Agreement and (b) the indemnification obligations of Buyer under Article 7 and the remedies set forth herein shall constitute the sole and exclusive remedies of the Seller Indemnified Parties for any breach of or inaccuracy in any representation or warranty of Buyer set forth in this Agreement, and any breach, non-fulfillment or default in the performance of any covenant or agreement of Buyer set forth in this Agreement; provided, however, that the limitations set forth above shall not apply to the remedies provided in Section 8.11 (Specific Performance.), any adjustments to the Purchase Price pursuant to Section 2.4 (Purchase Price Adjustment), and any remedies as may be available to such party under applicable Law in the event of a finding of Fraud, as determined by a final, non-appealable order in a court of competent jurisdiction or any Indemnifying Party’s failure to comply with its indemnification obligations hereunder.

Article 8

Miscellaneous

8.1            Amendment. This Agreement may be amended, modified or supplemented only in a writing signed by Buyer, the Companies and Sellers. Notwithstanding anything to the contrary contained herein, this Section 8.1 (Amendment), Section 8.5 (Successor and Assigns; Assignment), Section 8.6 (Third Party Beneficiaries), and Section 8.20 (Financing Sources) (and any related definitions used in such sections) may not be amended, modified or supplemented in a manner that is adverse in any respect to any Financing Source without the prior written consent of such Financing Source.

8.2            Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the receiving Party (otherwise on the next Business Day), (c) on the next Business Day if sent by an overnight delivery service, or (d) five (5) Business Days after being deposited in the United States mail, certified or registered mail, postage prepaid:

(a)            If to Sellers or the Companies prior to the Closing, addressed as follows:

Ventus Network, LLC

10 Norden Place

Norwalk, CT 06855

Attention: Steven Glaser

Email: SGlaser@ventusgns.com

with a copy to (which shall not constitute notice):

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Paul Theiss
Joseph Castelluccio

Email:	PTheiss@mayerbrown.com
JCastelluccio@mayerbrown.com

(b)            If to Sellers after the Closing, addressed as follows:

Keith Charette
136 Pine Creek Avenue
Fairfield, CT 06824
Email: kcharette@bcsisolution.com

Steven Glaser
7 Bridge Road North
Weston, CT 06883
Email: steve.g.glaser@gmail.com

The Keith R. Charette Delaware Incomplete – Gift Non-Grantor Trust
c/o Delaware Statutory Trustee Services, LLC
3500 S. Dupont Highway
Dover, DE 19901
Attention: Stuart B. Ratner
Email: stuart@ratnerlawfirm.com

with a copy to (which shall not constitute notice):

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Paul Theiss

   Joseph Castelluccio

Email:  PTheiss@mayerbrown.com

      JCastelluccio@mayerbrown.com

(c)            If to Buyer, or after the Closing, the Companies, addressed as follows:

Digi International Inc.

9350 Excelsior Blvd.

Suite 700

Hopkins, MN 55343

Attn:   General Counsel

Email:  Dave.Sampsell@digi.com

With a copy to (which shall not constitute notice):

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Michael A. Stanchfield

Fax:     (612) 766-1600

Email: Mike.Stanchfield@FaegreDrinker.com

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

8.3           Waivers. No failure or delay on the part of any Party to exercise any right, power or remedy of such Party hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by a Party of any condition or breach of any term, covenant, representation or warranty or other provision contained in this Agreement shall be effective unless in writing signed by such Party, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty or other provision contained herein.

8.4           Disclosure Schedule. The Disclosure Schedule has been prepared to correspond to and qualify specific numbered paragraphs of sections as set forth therein; provided, however, that any disclosure in the Disclosure Schedule corresponding to and qualifying a specific numbered paragraph or section hereof shall be deemed to correspond to and qualify any other numbered paragraph or section relating to such Party to the extent the relevance of such disclosure to such other paragraph or section is reasonably apparent on the face of such disclosure. Certain information set forth in the Disclosure Schedule is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no third party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy as to whether any obligation, item, or matter not described herein or included in any Disclosure Schedule is or is not material.

8.5           Successors and Assigns; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any party at any time, whether or not by operation of law, without the prior written consent of Sellers and Buyer, and any attempted assignment without the required consent shall be void; provided that Buyer may, without the consent of any Person, assign in whole or in part their rights and obligations pursuant to this Agreement to (a) any of its Affiliates or in connection with a sale of the equity interests or all or substantially all of the assets of the Companies or (b) the Financing Sources as collateral security for their respective obligations related to the Financing, but, in each case, any such assignment shall not relieve Buyer of its obligations under this Agreement.

8.6           Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any right, remedy, claim, liability, reimbursement or cause of action under or with respect to this Agreement or any provision of this Agreement. Notwithstanding the foregoing, (a) the Persons referred to in Section 6.4 (Indemnification of Officers and Directors) and Section 8.16 (Privileged Communication) are hereby made third party beneficiaries of this Agreement, in each case, with all of the rights, remedies, claims, liabilities, reimbursements causes of action and other rights accorded such Persons under this Agreement and the Related Agreements and (b) the Financing Sources are intended third-party beneficiaries of Section 8.1 (Amendment), Section  8.5 (Successors and Assigns; Assignment), Section 8.6 (Third Party Beneficiaries) and Section 8.20 (Financing Sources).

8.7           Entire Understanding. The exhibits, schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement, the Related Agreements and the Confidentiality Agreement set forth the entire agreement and understanding of the Parties and supersede any and all prior agreements, arrangements and understandings among the Parties regarding the subject matter hereof and thereof.

8.8           Applicable Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware.

8.9           Jurisdiction of Disputes. In the event any Party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, the Parties hereby (a) agree that any litigation, proceeding or other legal action shall be instituted exclusively in the Delaware Court of Chancery in and for New Castle County, or in the event (and only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”); (b) agree that in the event of any such litigation, proceeding or action, the Parties will consent and submit to personal jurisdiction in the applicable Specified Court and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 8.9 shall be deemed to prevent any Party from seeking to remove any action to a United States federal court that is a Specified Court); (c) agree to waive to the full extent permitted by Law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 8.2 for communications to such Party; (e) agree that any service made as provided herein shall be effective and binding service in every respect; and (f) agree that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law; provided, however, that if the Specified Courts are functionally unavailable as a result of any Public Health Event, each Party agrees to submit to the jurisdiction of any state in the United States in which the federal court therein may assert jurisdiction over the Parties solely in respect of applications for temporary, status quo or interim injunctive relief. Notwithstanding anything to the contrary contained herein, any litigation, proceeding or other Action relating to the Financing shall be subject to the provisions of Section 8.20 (Financing Sources).

8.10         Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the Related Agreements is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Related Agreements, or the transactions contemplated hereby or thereby. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each Party understands and has considered the implications of this waIver; (c) each Party makes this waiver voluntarily; and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.10.

8.11          Specific Performance.

(a)            Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief. Furthermore, Buyer agrees that Sellers shall have the right, in addition to any other rights and remedies existing in their favor, to seek to enforce their rights and the obligations of Buyer hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief.

(b)           The right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Buyer would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)            Notwithstanding anything herein to the contrary, in no event shall this Section 8.11 be used, alone or together with any other provision of this Agreement, to require any Party to remedy any breach of any representation or warranty of such Party made herein.

8.12         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

8.13          Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The Parties agree and acknowledge that they are sophisticated parties, have reviewed the terms of this Agreement and the Related Agreements, engaged counsel and advisors as they have each determined necessary to fully understand their respective rights and obligations hereunder and thereunder, and accordingly, no agreement, provision, condition, waiver, representation, warranty, acknowledgement or other term hereof or thereof shall be deemed unenforceable or otherwise inoperable for lack of conspicuousness or emphatic text.

8.14         Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use the delivery of signatures to this Agreement in electronic format as a defense to the formation of a contract and each such Party forever waives any such defense.

8.15         Retention of Advisors. Buyer and Sellers acknowledge and agree that Mayer Brown has represented Sellers and the Companies in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that Sellers, the Companies and their respective Associated Persons (the “Sellers’ Group Members”) have a reasonable expectation that Mayer Brown will represent them in connection with any claim or Action involving any Seller Group Member, on the one hand, and Buyer or any of its Associated Persons (the “Buyer Group Members”), on the other hand, arising under this Agreement, the Related Agreements or the transactions contemplated hereby and thereby. Buyer hereby, on behalf of itself and the other Buyer Group Members and their respective successors and assigns, irrevocably (a) agrees to any such representation in any such matter and (b) waives any actual or potential conflict arising from any such representation in the event of: (i) any adversity between the interests of any Seller Group Member, on the one hand, and Buyer, the Companies and the Subsidiaries, on the other hand, in any such matter; or (ii) any communication between or among Mayer Brown and the Companies, the Subsidiaries and their respective Affiliates or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of any of the Companies or the Subsidiaries prior to Closing.

8.16          Privileged Communication.

(a)            The Parties to this Agreement agree that, immediately prior to the Closing, without the need for any further action (i) all right, title and interest of the Companies and any Subsidiary in and to all Privileged Communications shall thereupon transfer to and be vested solely in Sellers and their successors in interest and (ii) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Privileged Communications that would have been exercisable by the Companies or any Subsidiary shall thereupon be vested exclusively in Sellers and its successors in interest and shall be exercised or waived solely as directed by Sellers or its successors in interest.

(b)            None of Buyer, the Companies, the Subsidiaries or any Person acting on any of their behalf shall, without the prior written consent of Sellers or its successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including the attorney-client privilege or work product protection, or to obtain, use or disclose or attempt to access, discover, obtain, use or disclose any Privileged Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein; provided, however, (i) the foregoing shall neither prohibit Buyer from seeking proper discovery of such documents nor Sellers from asserting that such documents are not discoverable to the extent that applicable attorney-client privileges and work product protections have attached thereto and (ii) in the event a dispute arises between any Buyer Group Members, on the one hand, and any other Person (other than the Sellers’ Group Members), on the other hand, such Buyer Group Members shall not disclose any documents or information subject to protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Privileged Communications without the prior written consent of Sellers (provided that if such Buyer Group Members are required by judicial order or other legal process to make such disclosure, such Buyer Group Members shall promptly notify Sellers in writing of such requirement (without making disclosure) and shall provide Sellers with such cooperation and assistance as shall be necessary to enable Sellers to prevent disclosure by reason of any protection against disclosure, including the attorney-client privileges and work product protections).

(c)            Without limiting the generality of the foregoing, (i) Sellers shall have the right to retain, or cause Mayer Brown to retain, any Privileged Communications in possession of Mayer Brown at the Closing and (ii) Buyer shall (and following the Closing shall cause the Companies, the Subsidiaries to) take actions necessary to ensure that any and all protections from disclosure, including, but not limited to, attorney-client privileges and work product protections, associated with or arising from any Privileged Communications will survive the Closing, remain in effect and transfer to and be vested solely in Sellers and their successors in interest.

(d)            This Section 8.16 is for the benefit of the Sellers’ Group Members and such Persons are intended third-party beneficiaries.

8.17          No Waiver of Privilege, Protection from Disclosure or Use. The Parties understand and agree that nothing in this Agreement, including the provisions of Section 6.1 (Preservation of Records; Post-Closing Access and Cooperation), Section 8.15 (Retention of Advisors) and Section 8.16 (Privileged Communication) regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. The Parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The Parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information.

8.18          Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in this Agreement in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No Party shall have any duties (including fiduciary duties) towards any other Party except as specifically set forth herein.

8.19          Limited Right to Set Off. Buyer, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that Buyer or any of its successors and permitted assigns has or may have with respect to the payment of the Initial Purchase Price or any other payments to be made by or to Buyer pursuant to this Agreement; provided, however, that, the foregoing waiver shall not apply to any amounts that Buyer is entitled to recover pursuant to (a) a final, non-appealable order rendered by a court of competent jurisdiction, or (b) a final determination made by the Referral Firm pursuant to Section 2.4(f).

8.20          Financing Sources.

(a)            Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees that it will not bring or support any action of any kind or description, whether at law or equity, whether in contract or in tort or otherwise, against any Financing Source of the Financing in any way relating to this Agreement or any of the Related Agreements or the other documents contemplated hereby or thereby, or the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Financing, or the performance thereof or services related thereto, in any forum other than the United States District Court for the Southern District of New York or any New York state court sitting in the Borough of Manhattan in the City of New York, and that the provisions of Section 8.10 (Waiver of Jury Trial) relating to the waiver of jury trial shall apply to, and the Laws of the State of New York, without regard to the conflict of laws rules thereof, shall govern, any such action. The Parties hereby agree that mailing of process or other papers in connection with any such action in the manner provided in Section 8.9 (Jurisdiction of Disputes), or in such other manner as may be permitted by Law shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

(b)            Notwithstanding anything in this Agreement to the contrary, the Financing Sources of the Financing shall be express third-party beneficiaries and shall be entitled to enforce the agreements contained in Section 8.1 (Amendment) and this Section 8.20 (Financing Sources).

(c)            Notwithstanding anything to the contrary in this Agreement, the Financing Sources of the Financing shall not have any liability to Sellers or any of their Affiliates relating to or arising out of this Agreement or the Financing or any related agreements or the transactions contemplated hereby or by the Related Agreements (including any claim, action, suit, litigation, or other proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) relating to the Financing), whether at law or equity, in contract or in tort or otherwise, and Sellers and their Affiliates shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, special, consequential or punitive damages or damages of a tortious nature, against any Financing Source of the Financing under this Agreement or the Financing or any related agreements, whether at law or equity, in contract or in tort or otherwise, and Sellers (on behalf of themselves and their Associated Persons) hereby waive any rights or claims against any Financing Source of the Financing relating to or arising out of this Agreement or the Financing or any related agreements or the transactions contemplated hereby or by the Related Agreements, whether at law or equity, in contract, in tort or otherwise.

[Remainder of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

SELLERS:

KEITH CHARETTE

/s/ Keith Charette

STEVEN GLASER

/s/ Steven Glaser

THE KEITH R. CHARETTE DE INCOMPLETE – GIFT NON-GRANTOR TRUST By: Delaware Statutory Agent Services, LLC, its Trustee

By:	/s/ Stuart B. Ratner
Name:	Stuart B. Ratner
Title:	Managing Member

(Signature Page – Purchase Agreement)

COMPANIES:

VENTUS NETWORKS, LLC

By:	/s/ Keith Charette
Name:	Keith Charette
Title:	Manager

VENTUS HOLDINGS, LLC

By:	/s/ Keith Charette
Name:	Keith Charette
Title:	Manager

VENTUS IP HOLDINGS, LLC

By:	/s/ Keith Charette
Name:	Keith Charette
Title:	Manager

VENTUS WIRELESS SERVICES, INC.

By:	/s/ Keith Charette
Name:	Keith Charette
Title:	President

VENTUS WIRELESS CA, INC.

By:	/s/ Keith Charette
Name:	Keith Charette
Title:	Chief Executive Officer

VCLIPZ, INC.

By:	/s/ Keith Charette
Name:	Keith Charette
Title:	President

(Signature Page – Purchase Agreement)

BUYER:

DIGI INTERNATIONAL, INC.

By:	/s/ Ron Konezny
Name:	Ron Konezny
Title:	President and Chief Executive Officer

(Signature Page – Purchase Agreement)